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                             INFORMATION STATEMENT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1996
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------



                                 FORM 10/A



                              (AMENDMENT NO. 1)

                               ----------------

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR (G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                           DATA TRANSLATION II, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------


                DELAWARE
    (STATE OR OTHER JURISDICTION OF                 04-3332230
     INCORPORATION OR ORGANIZATION)       (I.R.S. EMPLOYER IDENTIFICATION NO.)

            100 LOCKE DRIVE                              01752
        MARLBORO, MASSACHUSETTS                        (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICES)

                                 (508) 481-3700
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                      None

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:


          TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON
          TO BE SO REGISTERED:           WHICH EACH CLASS IS TO BE REGISTERED:
 Common Stock, par value $.01 per share        The Nasdaq National Market

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

                             INFORMATION STATEMENT

                           DATA TRANSLATION II, INC.

                                 COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

  This Information Statement is being furnished in connection with the distribution (the "Distribution") by Data Translation, Inc. ("DTI") to holders of record of shares of common stock of DTI, par value $.01 per share (the "DTI Stock"), at the close of business on [November 25, 1996] (the "Record Date"), of one share of common stock, par value $.01 per share (the "Common Stock"), of a newly formed Delaware corporation and wholly-owned subsidiary of DTI, initially called Data Translation II, Inc. (the "Company"), for every four shares of DTI Stock owned on the Record Date. Simultaneously with the Distribution, DTI will change its name to Media 100 Inc. and the Company will change its name to Data Translation, Inc. As a result of the Distribution, 100% of the outstanding shares of Common Stock will be distributed to holders of the DTI Stock on a pro rata basis. The Company expects the Distribution to be effective on December 2, 1996 (the "Distribution Date"). It is expected that certificates representing shares of Common Stock will be mailed to DTI stockholders on or about [December 9, 1996].

  As a result of certain transactions entered into in connection with the Distribution, on and after the Distribution Date, the Company will own substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, DTI's data acquisition and imaging, commercial products and networking distribution businesses, as more fully described herein. DTI will retain its digital media business, which consists of its Media 100(R) product line.

  No consideration will be paid by DTI's stockholders for the shares of Common Stock. There is no current public trading market for the shares of Common Stock, although it is expected that a "when-issued" trading market will develop on or about the Record Date. The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "DATX."

                               ----------------

   NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
                                  PROXY.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS INFORMATION STATEMENT.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

    THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
             SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                               ----------------

       The date of this Information Statement is November  , 1996.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
SUMMARY..................................................................   1
SUMMARY HISTORICAL FINANCIAL DATA........................................   3
INTRODUCTION.............................................................   4
THE DISTRIBUTION.........................................................   4
  Background and Reasons for the Distribution............................   4
  Manner of Effecting the Distribution...................................   5
  No Fractional Shares...................................................   5
  Federal Income Tax Aspects of the Distribution.........................   5
  Listing and Trading of the Common Stock................................   7
SPECIAL FACTORS..........................................................   8
  Future Prospects; Dependence on New Products; No Assurance of
   Profitability.........................................................   8
  Competition............................................................   8
  Capital Requirements...................................................   8
  Certain Tax Considerations.............................................   9
  Relationship Between the Company and DTI; Conflicts of Interest........   9
  Ability to Attract Qualified Personnel.................................   9
  Absence of History as an Independent Company...........................   9
  Dependence on Proprietary Technology...................................   9
  Absence of Prior Trading Market for the Common Stock...................  10
  Common Stock Dividend Policy...........................................  10
  Listing and Trading of DTI Stock.......................................  10
  Certain Provisions of the Company's Certificate of Incorporation and
   By-laws...............................................................  10
  Accounting Treatment...................................................  10
RELATIONSHIP BETWEEN THE COMPANY AND DTI AFTER THE DISTRIBUTION..........  11
  Intercompany Agreements................................................  11
    Distribution Agreement...............................................  11
    Intellectual Property Agreement......................................  12
    Use and Occupancy Agreements.........................................  12
    Corporate Services Agreement.........................................  13
  Board of Directors and Management......................................  13
PRO FORMA CAPITALIZATION OF THE COMPANY..................................  14
SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY........................  15
  Consolidated Statements of Operations Data.............................  15
  Consolidated Balance Sheet Data........................................  15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF THE COMPANY............................................  16
  General Overview.......................................................  16
  Forward Looking Statements.............................................  16
  Discontinued Operations................................................  16
  Results of Operations..................................................  17
  Comparison of Nine Months Ended August 31, 1996 to Nine Months Ended
   August 31, 1995.......................................................  17
  Comparison of Fiscal Year Ended November 30, 1995 to Fiscal Year Ended
   November 30, 1994.....................................................  18
  Comparison of Fiscal Year Ended November 30, 1994 to Fiscal Year Ended
   November 30, 1993.....................................................  18
  Liquidity and Capital Resources........................................  19
BUSINESS OF THE COMPANY..................................................  20
  Company Overview.......................................................  20
  Commercial Products....................................................  20
    Market...............................................................  20
    Business Strategy....................................................  21

                                                                           PAGE
                                                                           ----
    Product and Technology................................................  21
    Customers and Sales...................................................  22
    Competition...........................................................  23
  Data Acquisition and Imaging............................................  23
    Market................................................................  23
    Business Strategy.....................................................  23
    Products and Services.................................................  24
    Customers and Sales...................................................  25
    Competition...........................................................  25
  Research and Development................................................  25
  Manufacturing...........................................................  25
  Proprietary Rights......................................................  26
  Backlog.................................................................  26
  Employees...............................................................  26
  Properties..............................................................  27
  Legal Proceedings.......................................................  27
MANAGEMENT OF THE COMPANY.................................................  28
  Directors and Executive Officers........................................  28
  Board of Directors and its Committees...................................  29
  Board of Directors Compensation.........................................  29
  Executive Compensation..................................................  29
  Summary Compensation Table..............................................  30
  Stock Options...........................................................  31
  Option Grants in Last Fiscal Year.......................................  31
  Option Exercises and Holdings...........................................  31
  Aggregated Option Exercises in Last Fiscal Year and FY-End Option
   Values.................................................................  31
  Compensation Committee Interlocks and Insider Participation.............  31
  Company Stock Plans.....................................................  32
TREATMENT OF EMPLOYEE OPTIONS IN THE DISTRIBUTION.........................  34
CERTAIN RELATIONSHIPS AND TRANSACTIONS....................................  34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  35
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK................................  37
  Authorized and Outstanding Capital Stock................................  37
  Certain Provisions of the Company's Charter and By-laws.................  37
  Statutory Business Combination Provision................................  39
  Transfer Agent and Registrar............................................  39
INDEPENDENT PUBLIC ACCOUNTANTS............................................  39
ADDITIONAL INFORMATION....................................................  40
GLOSSARY..................................................................  41

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Information Statement, which should be read in its entirety. Unless the context otherwise requires, (i) references in this Information Statement to DTI and the Company shall include DTI's and the Company's respective subsidiaries after the Distribution and (ii) references in this Information Statement to the Company prior to the Distribution Date shall refer to the Contributed Businesses as operated by DTI.


DISTRIBUTING CORPORATION:   Data Translation, Inc. ("DTI"), which will change
                            its name to Media 100 Inc. simultaneously with the Distribution.

DISTRIBUTED CORPORATION:    Data Translation II, Inc., a newly formed Delaware
                            corporation to be renamed Data Translation, Inc.
                            simultaneously with the Distribution (the
                            "Company") which, as of the Distribution Date, will have contributed to it substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, DTI's data acquisition and imaging, commercial products and networking distribution businesses, as more fully described herein (the
                            "Contributed Businesses"). On November 11, 1996,
                            DTI sold a substantial portion of the assets of the networking distribution business, and the Company intends to discontinue and wind-up the remainder of such business as soon as practicable after the Distribution. See "INTRODUCTION."

PRINCIPAL BUSINESS TO BE
 RETAINED BY DTI:           DTI will retain its digital media business,
                            consisting of its Media 100 product line (the
                            "Retained Business").

PRIMARY PURPOSE OF THE
 DISTRIBUTION:              To separate the Contributed Businesses from the
                            Retained Business in order to (i) allow each company to pursue strategies and investment opportunities appropriate to its business and size;
                            (ii) create separate identities for each business in their respective marketplaces, thereby enhancing the competitive presence of each company; (iii) allow management of each of the Company and DTI to concentrate exclusively on their own businesses, without regard for the policies and objectives of the other company; (iv) allow implementation of more effective equity incentive compensation plans through the creation of separate publicly traded equity securities that will be more closely linked to the separate businesses of the two companies, thereby enhancing the ability of both companies to attract, retain, and motivate key personnel; and
                            (v) allow each of the Company and DTI to position themselves to obtain lower cost, industry specific debt and equity financing by presenting the financial community with simpler, more coherent credit and investment profiles.

SHARES TO BE DISTRIBUTED:   Approximately 2,021,071 shares of Company common
                            stock, par value $.01 per share (the "Common
                            Stock") based on the shares of DTI common stock, par value $.01 per share (the "DTI Stock") outstanding on November 12, 1996. The shares to be distributed will be equal to approximately one-quarter of the number of shares of DTI Stock outstanding on the Record Date and will constitute
                            100% of the outstanding shares of Common Stock of the Company on the Distribution Date.

DISTRIBUTION RATIO:         Each DTI stockholder will receive one share of
                            Common Stock for every four shares of DTI Stock held on the Record Date.

FRACTIONAL SHARE            Fractional share interests will be sold by the
 INTERESTS:                 Distribution Agent and the cash proceeds
                            distributed to those stockholders entitled to a fractional interest. See "THE DISTRIBUTION--No
                            Fractional Shares."

LISTING AND TRADING
 MARKET: The Company has applied for listing of the Common Stock on the Nasdaq National Market ("Nasdaq") under the symbol "DATX."

RECORD DATE:                Close of business on [November 25, 1996].


DISTRIBUTION DATE:          December 2, 1996. The shares of Common Stock to be
                            distributed will be delivered to the Distribution
                            Agent for distribution to holders of DTI Stock on the Distribution Date. The contribution of substantially all of the assets and liabilities of the Contributed Businesses from DTI to the Company will become effective on November 30, 1996.


MAILING DATE:               Certificates representing the shares of Common
                            Stock will be mailed to DTI stockholders on or about [December 9, 1996].


DISTRIBUTION AGENT:         Boston EquiServe, L.P. (the "Distribution Agent").


TAX CONSEQUENCES:           See "THE DISTRIBUTION--Federal Income Tax Aspects
                            of the Distribution."

DIVIDEND POLICY:            The Company currently intends to reinvest any
                            earnings in the Company to finance future growth.
                            Accordingly, the Board of Directors of the Company does not anticipate paying any cash or other dividends in the foreseeable future.

RELATIONSHIP WITH DTI
 AFTER THE DISTRIBUTION:    Following the Distribution, the Company and DTI
                            will each be operated as an independent public company. The Company and DTI will, however, continue to have a relationship pursuant to certain agreements being entered into between the Company and DTI in connection with the Distribution regarding certain services to be provided by the Company to DTI, use of leased space by DTI, certain tax matters and other matters. See "RELATIONSHIP
                            BETWEEN THE COMPANY AND DTI AFTER THE
                            DISTRIBUTION," and "MANAGEMENT OF THE COMPANY--
                            Directors and Executive Officers."

SPECIAL FACTORS:            Stockholders should carefully consider the matters
                            discussed under the section entitled "SPECIAL
                            FACTORS" in this Information Statement.

                       SUMMARY HISTORICAL FINANCIAL DATA

  The following summary historical financial data of the Company should be read in conjunction with the Company's historical financial statements and the notes thereto included elsewhere in this Information Statement. The following financial information relates to the Contributed Businesses as they were operated as part of DTI and is derived from the historical financial statements of the Company. The Company's historical financial statements include an allocation of certain general corporate expenses of DTI which were not directly related to the Contributed Businesses.

  The summary historical financial data that relate to the three years in the period ended November 30, 1995 have been derived from the historical financial statements audited by Arthur Andersen LLP, independent public accountants. The historical financial statements of the Company may not reflect the results of operations or financial position that would have been obtained had the Company been a separate, independent company during such periods. See "Notes to Consolidated Financial Statements--Note 2(j) regarding the nine months ended August 31, 1995 and 1996."

                                                             NINE MONTHS ENDED
                          FISCAL YEARS ENDED NOVEMBER 30,       AUGUST 31,
                          --------------------------------- -------------------
                             1993        1994       1995      1995      1996
                          ----------  ---------- ---------- --------- ---------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA(1):
Net sales...............  $   23,733  $   22,440 $   21,826 $  16,359 $  15,858
Cost of sales...........       9,412       9,355      8,187     6,087     6,034
Income (loss) from
 continuing operations..         121       1,172      1,436     1,267      (560)
Discontinued
 operations(2)..........        (126)        381         24       120    (2,625)
Net income (loss).......  $       (5) $    1,553 $    1,460 $   1,387 $  (3,185)
Income (loss) from
 continuing operations
 per share..............                         $     0.86           $   (0.26)
Discontinued operations
 per share..............                         $     0.01           $   (1.23)
Net income (loss) per
 share..................                         $     0.87           $   (1.49)
Weighted average number
 of shares outstanding..                              1,675               2,130

                                                              AUGUST 31, 1996
                                               NOVEMBER 30, -------------------
                                                   1995     ACTUAL PRO FORMA(3)
                                               ------------ ------ ------------
                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash..........................................    $  --     $  --    $10,000
Working capital...............................     1,655     2,560    12,560
Total assets..................................     9,337     7,402    17,402
Long-term debt................................       --        --        --
Total liabilities.............................     3,067     2,606     2,606
Total stockholder's investment................     6,270     4,796    14,796(4)

--------
(1) Does not include incremental annual expenses of approximately $350,000 which the Company expects to incur as the result of being an independent public company.

(2) Discontinued operations relates to the networking distribution business of DTI prior to the Distribution. On November 11, 1996, DTI sold a substantial portion of such business, and the Company intends to discontinue and wind-up the remainder of such business as soon as practicable after the Distribution. See "INTRODUCTION."

(3) Adjusted to give effect to the deemed contribution of $10,000,000 from DTI to the Company after August 31, 1996 and the distribution of its investment in the Company by DTI to the existing stockholders of DTI in the form of a one for four stock dividend. The actual amount of cash, which will be contributed simultaneously with the Distribution, will depend on certain adjustments based on the net cash flow of the Contributed Businesses after August 31, 1996 as described in the Distribution Agreement. See "RELATIONSHIP BETWEEN THE COMPANY AND DTI AFTER THE DISTRIBUTION-- Intercompany Agreements--Distribution Agreement."
(4) Does not include any tax considerations pertaining to the Distribution. See "SPECIAL FACTORS--Certain Tax Considerations."

                                 INTRODUCTION

  On [November 15, 1996], the Board of Directors of DTI (the "DTI Board") declared a dividend payable to holders of record of DTI Stock at the close of business on the Record Date of one share of Common Stock for every four shares of DTI Stock held on the Record Date. The Company expects the Distribution to be effective on December 2, 1996. Certificates representing the Common Stock will be mailed to DTI stockholders on or about [December 9, 1996]. As a result of the Distribution, 100% of the outstanding shares of Common Stock will be distributed to DTI stockholders. See "THE DISTRIBUTION--Manner of Effecting the Distribution."

  The Company was formed in September 1996 for the purpose of effecting the Distribution. As of the Distribution Date, DTI will contribute to the Company substantially all of the assets and liabilities of the Contributed Businesses. Prior to the Distribution, DTI operated the Contributed Businesses as its data acquisition and imaging, commercial products and networking distribution groups. On November 11, 1996, DTI sold a substantial portion of the assets of the networking distribution business, and the Company intends to discontinue and wind-up the remainder of such business after the Distribution.

  If you have any questions relating to the Distribution and delivery of certificates representing shares of Common Stock of the Company, please contact the Distribution Agent, Boston EquiServe, L.P., Investor Relations Department, P.O. Box 644, Mail Stop 45-02-64, Boston, MA 02102-0644, Tel. No.
(617) 575-3100.

  The Company's principal executive offices are located at 100 Locke Drive, Marlboro, Massachusetts 01752-1192 and its telephone number is (508) 481-3700.

                               THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

  DTI has historically been a leader in the design, development and manufacture of high performance digital media and data acquisition and imaging products, as well as engaged in the distribution of networking products manufactured by third parties. Each of the Company's major markets have been served by different business groups which consist of units that focus on specific business niches within those markets.

  In April 1996, DTI received the approval of its stockholders at its annual meeting of stockholders to transfer its digital media business to a newly-formed Delaware corporation. At the time of the solicitation of proxies for the annual meeting, the DTI Board believed that the structure proposed at that time would be most suitable for the organization of its business units. Further analysis, however, has since lead the DTI Board to determine that a transfer of its data acquisition and imaging, commercial products and networking distribution groups to a new subsidiary and the subsequent distribution of such subsidiary's stock to DTI's stockholders would be a more advantageous structure for separating the businesses. The DTI Board has, therefore, restructured the proposed separation of its business units in the form described herein. In order to effect the Distribution, DTI recently formed the Company, a Delaware corporation and wholly-owned subsidiary, to which it will contribute its data acquisition and imaging and commercial products business groups, as well as the remainder of its networking distribution business on the Distribution Date. DTI will retain its digital media business which consists of its Media 100 product line.

  The DTI Board believes that the Distribution will: (i) allow each company to pursue strategies and investment opportunities appropriate to its business and size; (ii) create separate identities for each business in their respective marketplaces, thereby enhancing the competitive presence of each company;
(iii) allow management of each of the Company and DTI to concentrate exclusively on their own businesses, without regard for the policies and objectives of the other company; (iv) allow implementation of more effective equity incentive compensation plans through the creation of separate publicly traded equity securities that will be more closely linked to the separate businesses of the two companies, thereby enhancing the ability of both companies to attract, retain, and motivate key personnel; and (v) allow each of the Company and DTI to position themselves to obtain lower cost, industry specific debt and equity financing by presenting the financial community with simpler, more coherent credit and investment profiles.


MANNER OF EFFECTING THE DISTRIBUTION

  The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement between DTI and the Company (the "Distribution Agreement"). See "RELATIONSHIP BETWEEN THE COMPANY AND DTI AFTER THE DISTRIBUTION--Intercompany Agreements--Distribution Agreement."

  On the Distribution Date, all of the shares of Common Stock will be delivered by DTI to the Distribution Agent. As soon as practicable thereafter, certificates representing shares of Common Stock will be mailed by the Distribution Agent to holders of record of DTI Stock as of the Record Date on the basis of one share of Common Stock for every four shares of DTI Stock held on that date. The actual number of shares of Common Stock to be distributed with respect to each outstanding share of DTI Stock will depend upon the number of shares of DTI Stock outstanding on the Record Date. In any event, 100% of the shares of Common Stock will be distributed in the Distribution. No holder of DTI Stock will be required to pay any cash or other consideration for the shares of Common Stock received in the Distribution or to surrender or exchange shares of DTI Stock in order to receive shares of Common Stock. All such shares of Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to any preemptive rights. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK."

  Simultaneously with the Distribution, DTI intends to merge its wholly-owned subsidiary, Media 100 Inc., a Delaware corporation, into DTI in accordance with Section 253 of the General Corporation Law of the State of Delaware, and as a result of such merger, the name of DTI shall be changed to "Media 100 Inc." The Company will also change its name by filing an amendment to its Certificate of Incorporation changing its name to "Data Translation, Inc."

NO FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of Common Stock will be issued to DTI's stockholders in the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell such shares in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and such persons will receive a cash payment in the amount of their pro rata share of the total sale proceeds, net of any commissions payable in connection with such sale. Such sales are expected to be made as soon as practicable after the mailing of the certificates evidencing shares of Common Stock to DTI's stockholders.

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

  DTI has not requested and does not intend to request a letter ruling from the Internal Revenue Service (the "IRS"), nor has DTI received an opinion of counsel on the tax treatment of the Distribution. Further, the Distribution is not conditioned on the receipt of either a letter ruling from the IRS or an opinion of counsel that the Distribution qualifies as a tax-free distribution.

  The tax treatment of the Distribution is not entirely clear. The Distribution may not satisfy the IRS' published guidelines for issuing advance letter rulings on the tax-free treatment of spin-off transactions. However, based on the law in effect as of the date of this Information Statement and certain facts beyond the control of the Company and DTI, which are assumed to be true at the time of the distribution, DTI believes that the Distribution may qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), in which case (i) the DTI stockholders would not recognize income, gain or loss upon the receipt of shares of Common Stock;
(ii) the aggregate tax basis of the shares of DTI Stock and Common Stock held by the DTI stockholders immediately after the Distribution would be the same as the tax basis of the shares of DTI Stock held by the DTI stockholders immediately before the Distribution, allocated in proportion to the fair market value of each security immediately after the Distribution; (iii) the holding period of the shares of Common Stock received by the DTI stockholders would include the holding period of the shares of DTI Stock with respect to which the Distribution is made, provided that the shares of DTI Stock are held as a capital asset on the date of the Distribution; and (iv) dispositions of fractional interests in Common Stock would give rise to capital gain or loss equal to the difference between the amount of cash received in respect thereof and the tax basis allocable to such fractional interests, provided that the shares of DTI Stock are held as capital assets on the Distribution Date.

  Provided that certain assumed facts are not determined to be untrue as of the Distribution Date, DTI intends to take the position that the Distribution qualifies for tax-free treatment under Section 355 of the Code, and therefore that it will not recognize gain or loss on the Distribution. Assuming that DTI takes this position, it will provide each DTI stockholder receiving Common Stock pursuant to the Distribution with information necessary to comply with Treasury regulations under Section 355 of the Code requiring that the stockholder attach a statement to his or her federal income tax return, for the taxable year in which such Common Stock is received, showing the applicability of Section 355 of the Code to the Distribution.

  The tax-free consequences described above depend on, among other conditions, there not being sales or other dispositions of Common Stock or DTI Stock (before or after the Distribution) that would violate the continuity of interest or anti-device requirements under Section 355 of the Code. If any of these or other requirements for tax-free treatment is not satisfied, or if the IRS should successfully assert for any other reason that the Distribution does not qualify as a tax-free distribution under Section 355(a) of the Code, then
(i) DTI would be required to recognize gain, if any, equal to the excess of the fair market value of the Common Stock immediately after the Distribution over DTI's tax basis in that Common Stock; and (ii) each DTI stockholder receiving shares of Common Stock in the Distribution would be treated as though each stockholder had received a taxable distribution in an amount equal to the fair market value of Common Stock received, which would result in (a) a dividend to the extent of such stockholder's pro rata share of DTI's current and accumulated earnings and profits, (b) a reduction in such stockholder's basis in such holder's shares of DTI Stock to the extent that the amount received exceeds such stockholder's share of earnings and profits, (c) a gain from the deemed sale or exchange of such shares of DTI Stock and (d) the tax basis of the Common Stock received in the Distribution would be equal to its fair market value on the date of the Distribution and a new holding period for the Common Stock would commence on the day following such date.

  In addition, the tax-free consequences to DTI depend on there being no person (or group of persons subject to the aggregation rules of Section 355(d)(7), (8) or (9) of the Code) who holds a 50-percent interest in the stock of DTI or the Company that was acquired by purchase (within the meaning of Section 355(d)(5) of the Code) within the five-year period ending on the date of the Distribution. Under the consolidated tax return rules of the Code, each member of DTI's consolidated group (including the Company) would be severally liable for any tax liability of DTI arising as a result of the Distribution failing to qualify for tax-free treatment under Section 355 of the Code. For a description of the tax sharing arrangement entered into between the Company and DTI in connection with the Distribution, see "RELATIONSHIP BETWEEN THE COMPANY AND DTI AFTER THE DISTRIBUTION--Intercompany Agreements--Distribution Agreement."

  THE SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE CODE, THE REGULATIONS PROMULGATED THEREUNDER BY THE TREASURY DEPARTMENT AND THE INTERPRETATIONS OF THE CODE AND REGULATIONS BY THE COURTS AND THE IRS, ALL AS THEY EXIST AS OF THE DATE OF THIS INFORMATION STATEMENT. THE SUMMARY DOES NOT DISCUSS ALL TAX ASPECTS OF THE DISTRIBUTION THAT MAY BE RELEVANT TO DTI STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, NOR DOES IT ADDRESS THE CONSEQUENCES TO CERTAIN

DTI STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE UNITED STATES FEDERAL INCOME TAX LAWS (SUCH AS NON-RESIDENT ALIEN INDIVIDUALS AND FOREIGN CORPORATIONS). ALSO THE SUMMARY DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. DTI STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE DISTRIBUTION, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND ANY CHANGES IN FEDERAL TAX LAWS WHICH OCCUR AFTER THE DATE OF THIS INFORMATION STATEMENT.

LISTING AND TRADING OF THE COMMON STOCK

  The Company has applied for listing of the Common Stock on Nasdaq under the symbol "DATX." The shares of DTI Stock will trade on Nasdaq after the Distribution Date under the symbol "MDEA." Initially the Company is expected to have approximately 242 holders of record, based on the number of stockholders of record of DTI as of November 12, 1996.

  A "when-issued" trading market may develop on or about the Record Date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Prices at which the shares of Common Stock may trade, on a "when-issued" basis or after the Distribution, cannot be predicted. See "SPECIAL FACTORS--Absence of Prior Trading Market for the Common Stock."

  The shares of Common Stock distributed to DTI stockholders will be freely transferable, except for shares of Common Stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933 as amended (the "Securities Act"). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include the directors and principal executive officers of the Company as well as any principal stockholder of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 thereunder.

                                SPECIAL FACTORS

FUTURE PROSPECTS; DEPENDENCE ON NEW PRODUCT; NO ASSURANCE OF PROFITABILITY

  Substantially all of the Company's current revenues and operating profits are derived from its data acquisition and imaging group. During the Company's last five completed fiscal years, revenues from this group declined an aggregate of $3.8 million, or 14.9%. There can be no assurance that such revenues will not continue to decline, or that any such decline would not have a material adverse effect on the Company's financial condition and results of operations.

  The Company's future operating results depend in large part on the success of the Company's new video capture and encoding product called Broadway(TM). DTI began shipping Broadway at the end of June 1996. There can be no assurance that Broadway will gain the wide market acceptance and generate the significant revenues necessary for the Company to remain profitable. The failure of Broadway to generate such revenues for the Company would have a material adverse effect on the Company's business, financial condition and results of operations. Further, the Company expects to be required to reduce the price of Broadway periodically in order to maintain unit sales levels as a result of competition and reductions in the cost of technology generally. There can be no assurance that such price reductions will not cause declines in the Company's revenues and that any such revenue declines will not cause the Company to become unprofitable.

  In addition, the Company anticipates continuing to invest a significant amount of its resources on research and development for Broadway and other new products. The Company also expects increases in certain other operating expenses relating to the marketing and selling of Broadway and other new products. Such expenses could cause the Company to become unprofitable, and there can be no assurance as to when the Company would return to profitability, if at all.

COMPETITION

  The markets for the Company's products are highly competitive. The Company competes in the data acquisition market principally with National Instruments Corporation, Computer Boards, Inc. and Keithley Instruments, Inc. and in the imaging market with Matrox and Imaging Technology Inc., some of which have substantially greater financial, technical or marketing resources than the Company. The Company also competes with a number of smaller competitors in each of these markets. The data acquisition and imaging markets and the Company's share of such markets have been adversely affected in recent years by reduced government funding of research, increased competition and lower levels of corporate capital expenditures. There can be no assurance that such markets will grow in the future or that the Company can maintain its position in such markets.

  In the commercial products area, the Company currently competes with Sigma Design's Real Magic Producer(R) and Darim Corporation's hardware encoding product, MPEGator(R) as well as a number of other competitors whose products are based on platforms and video standards other than those used by the Company. There can be no assurance that customers in the markets for the Company's products will not prefer products offered by the Company's competitors to those currently offered by the Company, or that the Company's competitors will not adapt more quickly than the Company to new technologies or evolving customer requirements. There also can be no assurance that companies with greater financial, technical or marketing resources who do not currently compete with the Company will not develop products in the future to compete with products offered by the Company.

CAPITAL REQUIREMENTS

  Following the Distribution, the Company will be responsible for obtaining its own financing. The Company expects to be required to obtain such financing from time to time due, in particular, to expected increases in research and development and other operating expenses. The Company believes that historically DTI was successfully able to raise equity financing in the public markets due to investors' belief in the future prospects of

DTI's Media 100 product line. No assurance can be given that the Company will be able to obtain either debt or equity financing on terms acceptable to the Company, or at all.

CERTAIN TAX CONSIDERATIONS

  Based on the law in effect as of the date of this Information Statement and on certain facts beyond the control of the Company and DTI assumed to be true at the time of the Distribution, DTI believes that the Distribution may qualify as a tax-free distribution under Section 355 of the Code. However, there is a significant risk that the Distribution may not qualify as a tax-free distribution. DTI has not requested and does not intend to request a letter ruling from the IRS nor has DTI received an opinion of counsel on the tax treatment of the Distribution. Further, the tax treatment of the Distribution is not entirely clear. The Distribution may not satisfy the IRS' published guidelines for issuing advance letter rulings on the tax-free treatment of spin-off transactions. The Distribution is not conditioned on either the receipt of a letter ruling from the IRS or an opinion of counsel that the Distribution qualifies as a tax-free distribution. If the Distribution were to fail to qualify for such tax-free treatment, the Distribution may be taxable to DTI and would be taxable to its stockholders receiving Company Stock pursuant thereto. See "THE DISTRIBUTION--Federal Income Tax Aspects of the Distribution."

RELATIONSHIP BETWEEN THE COMPANY AND DTI; CONFLICTS OF INTEREST

  Conflicts of interest may arise between the Company and DTI in a number of areas relating to their past and ongoing relationships, including potential competitive business activities, international marketing functions, tax and employee benefit matters and indemnity arrangements. Several of the current executive officers of the Company are former executive officers of DTI. In addition, the Chief Executive Officer and Chairman of the Board of the Company will continue to serve on the Board of Directors of DTI, and his son will be the Chief Executive Officer and a director of DTI. These relationships may create conflicts of interest with respect to matters potentially or actually involving or affecting the Company and DTI. Further, although neither the Company nor DTI presently intends to engage in the business currently conducted by the other, neither company is contractually obligated not to do so. Moreover, following the Distribution, each company will be cross-licensed to use the technology of the other. See "RELATIONSHIP OF THE COMPANY AND DTI AFTER THE DISTRIBUTION."

ABILITY TO ATTRACT QUALIFIED PERSONNEL

  The businesses of each of the Company and DTI are dependent upon each company's ability to attract and retain highly qualified managerial, technical and sales personnel. Competition for such personnel is intense, and following the Distribution the Company and DTI may compete with each other as well as third parties for such personnel. There can be no assurance regarding the impact of the Distribution on the ability of each of the Company and DTI to retain its key managerial, technical and sales personnel or to attract, assimilate or retain such personnel in the future. The inability of either company to attract and retain such personnel could have a material adverse effect on the business, results of operations and financial condition of such company.

ABSENCE OF HISTORY AS AN INDEPENDENT COMPANY

  The Company was formed for the purpose of effecting the Distribution and does not have an operating history as an independent company. Accordingly, the financial statements included herein may not necessarily reflect the results of operations, financial position and cash flows of the Contributed Businesses had the Company been operated independently during the periods presented. See Historical Financial Information.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company's success is heavily dependent upon its proprietary technology. The Company relies principally upon patent, trademark, copyright and trade secret protection to protect its proprietary technology. There can be no assurance such measures are adequate to protect the Company's proprietary technology or that third parties will not assert infringement claims in the future or that such claims will not be successful. See "BUSINESS OF THE COMPANY--Proprietary Rights" and "RELATIONSHIP BETWEEN THE COMPANY AND DTI AFTER THE DISTRIBUTION-- Intercompany Agreements--Intellectual Property Agreement."

ABSENCE OF PRIOR TRADING MARKET FOR THE COMMON STOCK

  There has not been any established public market for the trading of the Company's Common Stock, although a "when-issued" trading market may develop on or about the Record Date. The Company has applied for listing of the Common Stock on Nasdaq. There can be no assurance, however, that a liquid trading market for the Common Stock will develop, or that listing of the Common Stock on Nasdaq will be maintained. There also can be no assurance as to the prices at which the Common Stock will trade before or after the Distribution Date. Until the Common Stock is fully distributed and an orderly market develops, the prices at which shares trade may fluctuate significantly. Prices for shares of Common Stock will be determined in the marketplace and may be influenced by many factors other than the financial performance and prospects of the Company, including the depth and liquidity of the market for the shares, investor perception of the Company and the industry in which the Company participates and general economic and market conditions.

COMMON STOCK DIVIDEND POLICY

  Consistent with DTI's historical policy, the Company currently intends to reinvest any earnings to finance future growth. Accordingly, the Board of Directors of the Company does not anticipate paying any cash or other dividends in the foreseeable future.

LISTING AND TRADING OF DTI STOCK

  It is expected that the DTI Stock will continue to be listed and traded on Nasdaq after the Distribution. Following the Distribution, the Company's financial results will no longer be consolidated with those of DTI, and DTI's assets and revenues will be substantially lower than prior to the Distribution. Accordingly, as a result of the Distribution, the trading price range of the DTI Stock immediately after the Distribution may be significantly lower than the trading price range of the DTI Stock prior to the Distribution. The combined trading prices of the DTI Stock and the Common Stock after the Distribution may be less than the trading price of the DTI Stock prior to the Distribution. The prices at which the DTI Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, other than the financial performance and prospects of the Company, including the continuing depth and liquidity of the market for the DTI Stock, investor perception of DTI's remaining businesses, dividend policy and general economic and market conditions.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Company's Certificate of Incorporation and By-laws as of the Distribution Date and applicable law contain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, the Company's Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (the "Preferred Stock"). The Company's Board has the authority to determine the price and terms under which any such additional capital stock may be issued and to fix the terms of the Preferred Stock and stockholders of the Company do not have preemptive rights with respect thereto. See "PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS--Certain Charter and By-law Anti-Takeover and Other Provisions."

ACCOUNTING TREATMENT

  Effective with its quarterly financial statements with respect to its fiscal quarter ended August 31, 1996, DTI will present the business of the Company and its subsidiaries as a discontinued operation to the extent financial information for periods prior to the Distribution is required to be included in DTI's historical financial statements.

                       RELATIONSHIP BETWEEN THE COMPANY
                        AND DTI AFTER THE DISTRIBUTION

  For purposes of an orderly transfer on the Distribution Date of the Contributed Businesses to the Company and an orderly transition to the status of two separate independent companies, the Company and DTI have entered or will enter into various agreements and relationships, including those described in this section. The forms of agreements summarized in this section are included as exhibits to the Company's registration statement on Form 10 (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") of which this Information Statement forms a part, and the following summaries are qualified in their entirety by reference to the agreements as filed.

INTERCOMPANY AGREEMENTS

 Distribution Agreement

  On or prior to the Distribution Date, the Company and DTI will enter into the Distribution Agreement, which provides for, among other things, the principal corporate transactions required to effect the Distribution, the contribution to the Company of the Contributed Businesses and the assumption by the Company of related liabilities, the contribution to the Company simultaneously with the Distribution of an amount in cash and cash equivalents for use in the Company's business equal to $10 million increased or decreased based on the net cash flow of the Contributed Businesses after August 31, 1996, less cash used in the disposition of the networking distribution business, and certain other arrangements between DTI and the Company related to the Distribution. DTI has agreed to pay fifty-percent of the net costs incurred by the Company in completing the winding-up of the networking business, up to a maximum of $500,000. The Contributed Businesses include the stock of certain of DTI's subsidiaries in Germany and the United Kingdom, the latter of which includes the networking distribution business.

  On November 11, 1996, DTI sold a substantial portion of the assets of the networking distribution business, and the Company intends to discontinue and wind-up the remainder of such business as soon as practicable following the Distribution. Pursuant to the agreement of sale relating to such business, DTI and the Company have agreed in general not to engage in any business in the United Kingdom which competes with the business so sold for a period of three years. The Company and DTI have agreed to provide sufficient funding to the networking distribution business to ensure the payment of all liabilities associated therewith (provided that such obligation of DTI shall expire upon the Distribution Date).

  The Distribution Agreement will provide for indemnification of DTI by the Company in a manner designed to place financial responsibility with the Company for specified liabilities, such as those relating to the networking distribution business, arising out of the Contributed Businesses, including such liabilities prior to the Distribution. DTI will indemnify the Company for liabilities arising out of the Retained Business both prior to and after the Distribution.

  The Distribution Agreement will contain certain provisions relating to employee compensation and benefits and the treatment of options to purchase DTI Stock held by both employees of DTI who will become employees of the Company and employees of DTI who will remain employees of DTI. The Distribution Agreement will provide for the establishment by the Company of a stock option plan, an employee stock purchase plan and retirement and savings plan similar to those maintained by DTI, and the transfer of certain assets and liabilities relating to the Company's employees from the DTI plans to the Company's plans. The Distribution Agreement also will provide for the establishment by the Company of employee welfare plans similar to those maintained by DTI.

  The Distribution Agreement also will provide for a tax sharing arrangement between the Company and DTI. Pursuant to such agreement, DTI will be solely responsible for any tax liabilities relating to periods prior to the Distribution Date, and is entitled to any tax refunds relating to such periods. After the Distribution Date, each of the Company and DTI will be responsible for tax liabilities relating to their respective operations. With respect to any liability relating to the Distribution being deemed a taxable transaction, DTI will be responsible for 75% of any such liability and the Company will be responsible for 25% of any such liability; provided, however, that if the Distribution is deemed a taxable transaction as a result of certain actions taken, caused by or within the control of either DTI or the Company, such party shall be solely responsible for the resulting tax liability.

  The Distribution Agreement will further provide that each of the Company and DTI shall be granted access to certain records and information in the possession of the other and, subject to certain exceptions, requires the retention by each of the Company and DTI of all such information in its possession in accordance with its record retention program. The Distribution Agreement will also provide that DTI will bear all expenses incurred by the Company and DTI in connection with the Distribution. It is expected that such expenses will be approximately $1.8 million.

 Intellectual Property Agreement

  On or prior to the Distribution Date, the Company and DTI will enter into an Intellectual Property Agreement, pursuant to which DTI will assign to the Company those trademarks, trade secrets, know-how, patents and patent applications that are used exclusively or primarily in the Contributed Businesses. DTI will retain the trademarks, trade secrets, know-how, patents and patent applications that are used exclusively or primarily in the Retained Business.

  The Intellectual Property Agreement will further provide for royalty-free perpetual cross-licenses to each of DTI and the Company, as the case may be, for all technologies covered by existing patents and patent applications held by DTI and the Company, respectively. The parties will also cross-license to each other technologies under patents issued pursuant to applications made in the two-year period following the Distribution. The parties may not sell or sublicense technology to which they are the licensee; rather they may only use such technology in their own products. The cross-licensed technology may only be contributed by the licensee in connection with a sale of the licensee's business as a going concern. The cross-licenses provide for termination upon a change in control with respect to patents issued pursuant to applications made after August 31, 1996, although the licensee may continue to use such patents in products already being shipped or which are substantially near completion of development.

  The parties will also cross-license each other under trade secrets and know-how. Like the patent cross-licenses, these licenses will be royalty-free and only transferable in the event of a sale of the business as a going concern.

  All employees of each company will sign non-disclosure agreements which acknowledge non-disclosure obligations with respect to the other company.

 Use and Occupancy Agreements

  On or prior to the Distribution Date, the Company and DTI will enter into various use and occupancy agreements (the "Use and Occupancy Agreements") with respect to use by DTI following the Distribution of facilities leased by the Company. The Company will grant to DTI a license to use a portion of the Company's facility in Marlboro, Massachusetts, as well as certain shared equipment contributed to the Company, so as to enable DTI to conduct operations at such facility. See "BUSINESS OF THE COMPANY--Properties." DTI will pay the Company a monthly license fee for the use of such facility and shared equipment of approximately $105,377. Such license agreement shall remain in effect until April 30, 1997.

  In addition, pursuant to such Use and Occupancy Agreements, the Company shall also grant to certain subsidiaries of DTI a license to use a portion of the Company's facilities in Wokingham, Berkshire, England and in Bietigheim-Bissingen, Germany for a transitional period. See "BUSINESS OF THE COMPANY-- Properties."

  DTI has indicated that in each case, it intends to find a new space for its operations prior to the expiration of the agreements.

 Corporate Services Agreement

  On or prior to the Distribution Date, the Company and DTI will enter into a Corporate Services Agreement pursuant to which the Company has agreed to provide DTI with certain corporate services. The Company will provide DTI with accounting and finance, information systems and support, purchasing support, material planning, mail, shipping and receiving, invoicing, document control, second shift supervision and environmental stress screening. The amount that DTI initially shall pay for such services will be based upon the particular service and will initially be an aggregate amount of approximately $35,000 per month. DTI may terminate any service upon 30 days prior written notice to the Company, with an appropriate adjustment in the fees . The Company may terminate any service upon 30 days notice to DTI if it no longer provides such service to its own organization. The Corporate Services Agreement shall terminate upon the earlier of the discontinuance or termination of all services thereunder or December 31, 1997.

BOARD OF DIRECTORS AND MANAGEMENT

  Alfred A. Molinari, Jr., who will serve as Chairman of the Board of Directors and Chief Executive Officer of the Company, will also continue to serve on the Board of Directors of DTI. See "MANAGEMENT OF THE COMPANY." Mr. Molinari's son, John A. Molinari, will serve as a director and Chief Executive Officer of DTI. Alfred A. Molinari, Jr. and members of his family, including John A. Molinari, who hold a significant number of shares of DTI Stock will also own a significant number of shares of Common Stock following the Distribution. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." These relationships may give rise to potential conflicts of interest should the interests of the Company and DTI be different. See "SPECIAL FACTORS--Relationship Between the Company and DTI; Conflicts of Interest."

                    PRO FORMA CAPITALIZATION OF THE COMPANY

  The following table sets forth the unaudited pro forma capitalization of the Company at August 31, 1996. This data should be read in conjunction with the pro forma balance sheet appearing elsewhere in this Information Statement. The pro forma information may not reflect the capitalization of the Company in the future or as it would have been had the Company been a separate, independent company on August 31, 1996. In addition, it does not include any tax considerations pertaining to the Distribution. See "SPECIAL FACTORS--Certain Tax Considerations." Assumptions regarding the number of shares of the Company's Common Stock may not reflect the actual numbers on the Distribution Date. See Consolidated Financial Statements and the notes thereto.

                                                            AUGUST 31, 1996
                                                         ----------------------
                                                                     PRO FORMA
                                                         HISTORICAL AS ADJUSTED
                                                         ---------- -----------
Long-term debt.......................................... $      --  $       --
Stockholder's Investment:
  Investment by DTI.....................................  4,796,000         --
  Preferred Stock, $.01 par value per share, 5,000,000
   shares authorized, none issued.......................        --          --
  Common Stock, $.01 par value per share, 30,000,000
   shares authorized, 2,017,571 shares issued pro forma
   as adjusted..........................................        --       20,000
  Additional paid-in capital............................        --   14,776,000
  Cumulative translation adjustment.....................        --          --
                                                         ---------- -----------
Total Stockholder's Investment..........................  4,796,000  14,796,000
                                                         ---------- -----------
    Total Capitalization................................ $4,796,000 $17,402,000
                                                         ========== ===========

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

  The following data has been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, as of and for the fiscal years in the five year period ended November 30, 1995. The data as of August 31, 1996 and for the nine month periods ended August 31, 1995 and 1996 are derived from the Company's Unaudited Consolidated Financial Statements that are included elsewhere in this information statement and include, in the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of this information. The data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY" and the Consolidated Financial Statements and the notes thereto and other financial information included elsewhere in this Information Statement.

  This selected historical financial data relates to the Contributed Businesses as they were operated as part of DTI. They also include an allocation of certain general corporate expenses of DTI which were not directly related to these businesses. The historical financial data of the Company may not reflect the results of operations or financial position that would have been obtained had the Company been a separate, independent company. The results of operations for the nine month period ended August 31, 1996 should not necessarily be taken as indicative of the results of operations that may be expected for the entire year 1996.

                                                                       NINE MONTHS ENDED
                              FISCAL YEAR ENDED NOVEMBER 30,               AUGUST 31,
                          -------------------------------------------  ------------------
                           1991     1992     1993     1994     1995      1995     1996
                          -------  -------  -------  -------  -------  -------- ---------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA(1):
Net sales...............  $25,647  $24,775  $23,733  $22,440  $21,826  $ 16,359 $  15,858
Cost of sales...........   10,627    9,793    9,412    9,355    8,187     6,087     6,034
                          -------  -------  -------  -------  -------  -------- ---------
 Gross profit...........   15,020   14,982   14,321   13,085   13,639    10,272     9,824
Research and development
 expenses...............    4,114    3,820    3,165    3,041    2,806     1,950     2,713
Selling and marketing
 expenses...............    8,348    8,681    8,154    6,212    6,799     5,001     6,492
General and
 administrative
 expenses...............    3,178    2,948    2,580    1,924    1,627     1,210     1,465
                          -------  -------  -------  -------  -------  -------- ---------
 Income (loss) from
  operations............     (620)    (467)     422    1,908    2,407     2,111      (846)
Interest expense, net...      (20)     (10)     (16)      (1)      (7)        1       --
Other income (expense)..     (127)     (23)    (210)      63        2       --        (88)
                          -------  -------  -------  -------  -------  -------- ---------
 Income (loss) from
  continuing operations
  before provision
  (benefit) for income
  taxes.................     (767)    (500)     196    1,970    2,402     2,112      (934)
Provision (benefit) for
 income taxes...........      --       --        75      798      966       845      (374)
                          -------  -------  -------  -------  -------  -------- ---------
 Income (loss) from
  continuing
  operations............     (767)    (500)     121    1,172    1,436     1,267      (560)
Discontinued
 operations(2)..........     (455)    (142)    (126)     381       24       120    (2,625)
                          -------  -------  -------  -------  -------  -------- ---------
 Net income (loss)......  $(1,222) $  (642) $    (5) $ 1,553  $ 1,460  $  1,387 $  (3,185)
                          =======  =======  =======  =======  =======  ======== =========
Income (loss) from
 continuing operations
 per share..............                                      $  0.86           $   (0.26)
Income (loss) from
 discontinued operations
 per share..............                                      $  0.01           $   (1.23)
Net income (loss) per
 share..................                                      $  0.87           $   (1.49)
                                                              =======           =========
 Weighted average shares
  outstanding...........                                        1,675               2,130
                                                              =======           =========

                                         NOVEMBER 30,       AUGUST 31, 1996
                                     -------------------- --------------------
                                      1993   1994   1995  ACTUAL  PRO FORMA(3)
                                     ------ ------ ------ ------- ------------
                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........... $  --  $  --  $  --  $   --    $10,000
Working capital.....................    627  1,523  1,655   2,560    12,560
Total assets........................  8,354  7,769  9,337   7,402    17,402
Total liabilities...................  3,332  2,792  3,067   2,606     2,606
Total stockholder's investment......  5,022  4,977  6,270   4,796    14,796(4)

-------
(1) Does not include incremental annual expenses of approximately $350,000 which the Company expects to incur as the result of being an independent public company.

(2) Discontinued operations relates to the networking distribution business of DTI prior to the Distribution. On November 11, 1996, DTI sold a substantial portion of the assets of the networking distribution business, and the Company intends to discontinue and wind-up the remainder of such business as soon as practicable after, the Distribution.

(3) Adjusted to give effect to the deemed contribution of $10,000,000 in cash and cash equivalents from DTI after August 31, 1996 and the distribution of the investment by DTI to the existing stockholders of DTI in the form of a one-for-four stock dividend. The actual amount of cash and cash equivalents, which will be contributed simultaneously with the Distribution, will depend on certain adjustments based on the net cash flow of the Contributed Businesses after August 31, 1996 as described in the Distribution Agreement.
(4) Does not include any tax considerations pertaining to the Distribution. See "SPECIAL FACTORS--Certain Tax Considerations."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

GENERAL OVERVIEW

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company is based upon the separate historical financial statements of the Company, which present the Company's results of operations, financial position and cash flow. These historical financial statements include the assets, liabilities, income and expenses that were directly related to the Contributed Businesses as they were operated within DTI. In the case of assets and liabilities not specifically allocable to any particular business of DTI, only those assets and liabilities expected to be owned by the Company after the Distribution were included in the Company's separate balance sheets. Regardless of the allocation of these assets and liabilities, however, the Company's statement of operations includes all of the related costs of doing business, including charges for the use of facilities and for employee benefits, and includes an allocation of certain general corporate expenses of DTI which were not directly related to the Contributed Businesses, including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives. These allocations were based on a number of factors including, for example, personnel, space, time and effort, and sales volume. Management believes these allocations as well as the assumptions underlying the development of the Company's separate financial statements to be reasonable.

  The financial information included herein may not, however, necessarily reflect the results of operations, financial position and cash flows of the Company as it will operate in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. This is due, in part, to the historical operation of the Company as an integral part of the larger DTI. The historical financial information included herein also does not reflect any changes which may occur in the operations of the Company following the Distribution.

  The Company historically has operated as part of DTI. Following the Distribution, the Company will be a stand-alone entity with objectives and strategies separate from those of DTI. The Company will focus on providing products in the data acquisition, imaging and consumer video editing industries.

FORWARD LOOKING STATEMENTS

  Certain information, other than the historical information, discussed in the following Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company (and elsewhere in this Information Statement) may constitute forward looking statements and as such may involve risks and uncertainties. Important factors which may cause actual results to differ from the forward looking statements contained herein or in other public statements by the Company are described under the caption titled "SPECIAL FACTORS," including, in particular, the Company's ability to implement successfully its reorganization plan and future business strategy. See "SPECIAL FACTORS."

DISCONTINUED OPERATIONS

  On July 30, 1996, DTI announced its strategic decision to discontinue the operations comprising its networking business. The networking business has historically been operated by Data Translation Networking Limited ("Networking") which distributed, integrated and supported enterprise-wide networking products manufactured by third party suppliers in the United Kingdom. The Company estimates a loss on disposal of $1,563,000 which includes estimated operating losses of $1,024,000 through the phase out period. Net sales from Networking were $10,850,000, $15,382,000 and $20,348,000, for the years ended November 30, 1993, 1994, and 1995, respectively, and $14,604,000 and $16,522,000 for the nine months ended August 31, 1995 and 1996, respectively. On November 11, 1996, DTI sold a substantial portion of the assets of the networking distribution business, and the Company intends to discontinue and wind-up the remainder of such business as soon as practicable following the Distribution.

RESULTS OF OPERATIONS

  The following table shows certain statement of operations data as a percentage of net sales.

                                   FISCAL YEAR ENDED      NINE MONTHS ENDED
                                     NOVEMBER 30,            AUGUST 31,
                                   --------------------   ------------------
                                   1993    1994   1995      1995      1996
                                   -----   -----  -----   --------  --------
Net sales......................... 100.0   100.0  100.0      100.0     100.0
Gross margin......................  60.3    58.3   62.5       62.8      62.0
Research and development
 expenses.........................  13.3    13.5   12.9       11.9      17.1
Selling and marketing expenses....  34.3    27.7   31.1       30.6      40.9
General and administrative
 expenses.........................  10.9     8.6    7.5        7.4       9.3
                                   -----   -----  -----   --------  --------
Income (loss) from operations.....   1.8     8.5   11.0       12.9      (5.3)
Interest (expense) income and
 other, net.......................  (1.0)    0.3   (0.0)       0.0      (0.6)
                                   -----   -----  -----   --------  --------
Income (loss) from continuing
 operations before provision
 (benefit) for income taxes.......   0.8     8.8   11.0       12.9      (5.9)
Provision (benefit) for income
 taxes............................   0.3     3.6    4.4        5.2      (2.4)
                                   -----   -----  -----   --------  --------
Income (loss) from continuing
 operations.......................   0.5     5.2    6.6        7.7      (3.5)
(Loss) income from discontinued
 operations.......................  (0.5)    1.7    0.1        0.8     (16.6)
                                   -----   -----  -----   --------  --------
Net income (loss).................   0.0 %   6.9%   6.7 %      8.5%    (20.1)%
                                   =====   =====  =====   ========  ========

COMPARISON OF NINE MONTHS ENDED AUGUST 31, 1996 TO NINE MONTHS ENDED AUGUST 31, 1995

  Net sales for the nine months ended August 31, 1996 were $15,858,000 compared to $16,359,000 for the same period in the prior year, which represents a decrease of 3.1% or $501,000. Net sales decreased due to lower unit sales of older mature products as well as lower average selling prices, offset in part by an increase in unit sales of newly introduced products utilizing the PCI bus architecture.

  Gross margin for the period ended August 31, 1996 was 62.0% of net sales, compared to 62.8% of net sales for the same period in the prior year. The decrease in gross margins was primarily due to a less favorable product mix reflecting lower average selling prices.

  Loss from operations for the first nine months of fiscal 1996 was $846,000, compared to income from operations of $2,111,000 for the same period in the prior year. This change was primarily due to an increase in operating expenses over the prior year's period of $2,504,000. Total operating expenses increased to 67.2% of net sales for the period compared to 49.9% in the prior period. Research and development expenses were $2,713,000 or 17.1% of net sales compared to $1,950,000 or 11.9% of net sales for the first nine months of fiscal 1995. The increase in research and development expenses was the result of continuing investment in the commercial products group's new MPEG-1 encoder product, Broadway. Selling and marketing expenses were $6,492,000 or 40.9% of net sales compared to $5,001,000 or 30.6% of net sales for the first nine months of fiscal 1995. The increase in selling and marketing expenses was due largely to the initial marketing promotion of the Company's Broadway product, which began shipping in June 1996.

  The Company had an income tax benefit of $374,000 for the nine months ended August 31, 1996, compared to a provision for income taxes of $845,000 for the same period in fiscal 1995. The provision (benefit) for income taxes for both periods has been calculated on a separate tax return basis. Historically, the Company filed its tax return as part of a consolidated group with DTI. The offsetting charge for the provision (benefit) for income taxes has been included as an element of DTI's net investment in the Company as reflected in the accompanying consolidated statements of stockholder's investment. The provision (benefit) for income taxes may not necessarily reflect the consolidated results of operations of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  Loss from continuing operations was $560,000 for the nine months ended August 31, 1996, compared to income from continuing operations of $1,267,000 for the same period in the prior year.

  The Company incurred a net loss of $3,185,000 for the nine months ended August 31, 1996 compared to net income of $1,387,000 for the same period in the prior year. These results take into account a loss on discontinued operations of $2,625,000 for the nine months ended August 31, 1996 and income from discontinued operations of $120,000 for the nine months ended August 31, 1995. See "--Discontinued Operations."

COMPARISON OF FISCAL YEAR ENDED NOVEMBER 30, 1995 TO FISCAL YEAR ENDED NOVEMBER 30, 1994

  Net sales for the fiscal year ended November 30, 1995 were $21,826,000, which represented a decrease of 2.7%, or $614,000, over the same period in the prior year. The decrease was primarily the result of a continued shift in the data acquisition and imaging market toward new, lower priced hardware and software solutions. Despite the decrease in net sales dollars, data acquisition and imaging experienced an increase in unit sales from the same period in fiscal 1994.

  Gross margin for fiscal 1995 was 62.5% of net sales, compared to 58.3% of net sales in the comparable period in the prior year. This increase primarily reflects higher margins on the Company's manufactured products due to higher utilization of the Company's manufacturing capacity.

  Income from operations for fiscal 1995 was $2,407,000 or 11.0% of net sales, compared to $1,908,000 or 8.5% of net sales in fiscal 1994. The increase in operating income of $499,000 can primarily be attributed to the increase in gross margin as discussed above as well as level operating expenses year to year.

  The provision for income taxes was $966,000 for fiscal 1995, compared to $798,000 for fiscal 1994. The provision for income taxes for both periods has been calculated on a separate tax return basis. Historically, the Company filed its tax return as part of a consolidated group with DTI. The offsetting charge for the provision for income taxes has been included as an element of DTI's net investment in the Company as reflected in the accompanying consolidated statements of stockholder's investment. The provision for income taxes may not necessarily reflect the consolidated results of operations of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  Income from continuing operations was $1,436,000 for fiscal 1995, compared to $1,172,000 in fiscal 1994.

  Net income for fiscal year 1995 was $1,460,000 compared to net income of $1,553,000 for fiscal year 1994. These results take into account income from discontinued operations of $24,000 for fiscal year 1995 compared to net income of $381,000 from discontinued operations for fiscal year 1994. See "-- Discontinued Operations."

COMPARISON OF FISCAL YEAR ENDED NOVEMBER 30, 1994 TO FISCAL YEAR ENDED NOVEMBER 30, 1993

  Net sales for the fiscal year ended November 30, 1994 were $22,440,000, which was a decrease of 5.4%, or $1,293,000, over the same period in the prior year. The decrease was primarily the result of changes in the product mix. Demand for older, mature data acquisition and imaging products began to decline over the prior year, partially offset by the introduction of new, lower priced hardware products.

  The gross margin decreased to 58.3% of net sales, compared to 60.3% of net sales in fiscal 1993. This decrease was, again, the result of changes in product demand and the lowering of average selling prices.

  Although there was a decrease in both net sales and gross profit, income from operations for fiscal 1994 was $1,908,000, which was an increase of $1,486,000 over the same period in the prior year. The increase was primarily the result of a decrease of $1,942,000 in selling and marketing expenses, and a decrease of $656,000 in general and administrative expenses over the same period in the prior year.

  The provision for income taxes was $798,000 for fiscal 1994, compared to $75,000 for fiscal 1993. The provision for income taxes for both periods has been calculated on a separate tax return basis. Historically, the Company filed its tax return as part of a consolidated group with DTI. The offsetting charge for the provision for income taxes has been included as an element of DTI's net investment in the Company as reflected in the accompanying consolidated statements of stockholder's investment. The provision for income taxes may not necessarily reflect the consolidated results of operations of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  Income from continuing operations was $1,172,000 for fiscal 1994 compared to $121,000 in fiscal 1993.

  Net income for fiscal year 1994 was $1,553,000 compared to a net loss of $5,000 for fiscal year 1993. These results take into account income from discontinued operations of $381,000 for fiscal year 1994 compared to a loss from discontinued operations of $126,000 for fiscal year 1993. See "-- Discontinued Operations."

LIQUIDITY AND CAPITAL RESOURCES

  Pursuant to the Distribution Agreement, simultaneously with the Distribution DTI will contribute $10,000,000 in cash and cash equivalents to the Company, for use in the Company's business, which will be increased or decreased based upon the net cash flow of the Contributed Businesses after August 31, 1996, less cash used in the disposition of the networking distribution business prior to the Distribution. DTI has agreed to pay fifty-percent of the net costs incurred by the Company in completing the winding-up of the networking business, up to a maximum of $500,000. The Company plans to fund and support a business plan which includes continuing investment in channel development, promotion and product development for Broadway and other new commercial products, as well as other product areas. Although the Company believes that the proceeds from the Distribution, together with cash generated from future operations, should be sufficient to meet the Company's cash requirements for at least twelve months, it may need to raise additional capital from equity and/or debt sources in order to finance its anticipated growth. See "RISK FACTORS--Capital Requirements."

                            BUSINESS OF THE COMPANY

COMPANY OVERVIEW

  Data Translation II, Inc. (the "Company") was incorporated in September, 1996. Following the Distribution, the Company will operate the data acquisition and imaging and commercial products groups of Data Translation, Inc. ("DTI") (the "Contributed Business"). The Company will also acquire DTI's networking distribution group of which the Company intends to divest itself as soon as practicable after the Distribution. References to "the Company" below refer to the Contributed Businesses after the Distribution, or as operated by DTI prior to the Distribution, as the context requires.

  The Company has been a leader in the design, development and manufacture of high performance data acquisition and imaging products. For more than two decades, the Company's products have provided engineers and scientists with accurate and timely data for measurement, analysis and process control in a wide range of industrial, scientific and medical applications. The Company has sold more than 320,000 data acquisition and imaging products since its inception. The Company's principal products in this area are data acquisition and imaging hardware, which are used in personal computers ("PCs") to receive analog signals, convert them to digital form and process the digital data. The Company's strategy is to identify existing growth opportunities in the data acquisition and imaging market.

  An outgrowth of the Company's core technology of analog to digital conversion is its low cost, high performance video capture and encoding system for Microsoft(R) Windows(R) 95-based PCs called Broadway(TM). Broadway captures analog video, digitizes it, compresses it into an editable MPEG-1 format, and writes it to disk in real time. The video can then be edited using the Broadway editing utility or a third-party video editing package, highly compressed to the MPEG-1 video format, an ISO video compression standard, and then sent over the Internet or incorporated in presentation packages such as Microsoft Powerpoint(R). The Company's Broadway product has many applications, including incorporation of video into home pages on the world wide web (the "Web"), multimedia presentations, CD-ROM titles and computer-based training.

  The Contributed Businesses also include DTI's networking distribution business in the United Kingdom. On July 31, 1996, DTI announced a plan to discontinue the networking distribution business. On November 11, 1996, DTI sold a substantial portion of the assets of the networking distribution business and the Company intends to discontinue and wind-up of the remainder of such business as soon as practicable following the Distribution.

COMMERCIAL PRODUCTS

 Market

  New video and audio technologies are impacting the way in which presentations and communications are being created and sent. The advancement of such technologies now allows many PC users to utilize the benefits of video at increasingly reduced cost. The Company believes the areas offering the greatest prospects for growth in the use of PC video applications are Web home pages, business presentations, PC-based training and the production of CD-ROM titles. OEM Magazine predicts that in 1996, eleven million MPEG-capable PCs will be shipped. In 1997 thirty-five million will be shipped. The Company believes this capability to play back high quality MPEG video will inspire many presentation, training, and Web page authors to use video in their work.

  The Company believes that many PC users would consider video clips an attractive, creative and useful addition to their presentations and other communications and would utilize them if they were easy to create and it was affordable to do so. Businesses, for example, could create short, full-motion video clips to install on their Web home pages showing interviews with satisfied customers, product demonstrations and personal messages from celebrity advertisers or corporate executives. Video could also be used to create multimedia, PC-based corporate training presentations. In addition, PowerPoint users might also find video an attractive addition to corporate marketing presentations and other sales and marketing efforts. As a result of the greatly reduced file sizes created by MPEG-1 compression, video is also available for use on laptop PCs, even further broadening its potential applications. For example, sales people could visit prospective customers and make sophisticated, interactive multimedia presentations, including video product demonstrations, without the inconvenience of arranging the availability of TVs, VCRs or overhead or slide projectors.

  The Company believes that users in this market will only be attracted by a high quality product that is easy to use and which can be offered at a reasonably low price. The Company believes that these users have historically not utilized video regularly because existing high quality products were too expensive and too hard to use, and the products which were affordable did not offer high enough quality for use in professional presentations.

 Business Strategy

  The Company's strategy for its commercial products, initially Broadway, is to target low-end business users and consumers with an easy-to-use solution to create near VHS quality video clips and incorporate such clips into common PC applications. Historically, the use of video in computer applications was largely confined to higher-end multimedia professionals. The Company believes its Broadway product will make video capture and editing available to the low-end business user and consumer markets due to its relatively lower suggested retail price of $995 and ease of use compared to traditional systems. Broadway is an intuitive application which allows virtually anyone to capture and edit video clips within minutes with very little instruction. The Company believes that the consumer market for video editing will grow substantially as technology becomes more affordable and consumers become more familiar with video applications.

  The Company's strategy for its commercial products incorporates the following critical elements:

  . Ease of use. The Company targets customers who do not create video on a regular basis. Therefore, in order to attract such customers to utilize products such as Broadway, the product must allow them to incorporate and edit video simply and easily. The Broadway graphical user interface was intentionally designed to be used like any other Windows application, such as Microsoft PowerPoint or Word for Windows(R). A user familiar with PowerPoint would find using a Broadway system intuitive and could easily incorporate video into a presentation created with PowerPoint, or with many other applications.

  . Standards based. Historically, video has not been available on conventional PCs due to the enormous amount of memory and storage space required to handle traditional video files. In the past several years, however, compression techniques have been developed to allow standard PCs to manipulate such files. Such techniques have begun to be standardized to allow video to be incorporated into the widest variety of applications. The MPEG-1 format is an ISO standard and is emerging as a leading industry standard. Most PCs sold today now include playback of MPEG-1 video as a standard feature. Because Broadway is based on the MPEG-1 standard, it allows users to incorporate video into many applications and delivery mechanisms which are also based on such standard. Broadway allows delivery of MPEG-1 video via the hard drive, CD-ROM, video CDs, DVD, private networks and the Internet. MPEG video can be played back on millions of PCs that include either hardware or software MPEG-1 playback capabilities.

  . Affordability. The continued penetration of the PC into the home market has been brought about by the continuously declining cost of technology. The Company believes that it is critical to the Company's success to be able to continue to reduce the cost of its commercial products thereby making them increasingly affordable for the Company's target customers.


  . Distribution to mass market. The Company's marketing strategy for its commercial products is to achieve broad distribution of such products through retail outlets, mass distribution centers, value added resellers, Internet marketers, catalogs, and super stores. This broad distribution will allow products such as Broadway to be available to consumers at familiar and convenient purchasing locations.

 Product and Technology

  Broadway is a high-performance video capture and encoding system for Windows 95 PCs that can be integrated with third party video editing software packages to edit and produce near VHS quality digital video clips with CD-quality stereo sound. Using Broadway, a computer user can capture video from most analog sources, edit the digitized version created by Broadway, fully compress it to MPEG-1 and then incorporate the finished video into multimedia applications, such as Web home pages, multimedia presentations and CD-ROMs. Broadway is comprised of a Peripheral Component Interconnect ("PCI") integrated circuit board and a graphical user interface compatible with Windows. The Company's standard Broadway package is shipped complete with Ulead Systems, Inc.'s MediaStudio Pro(TM) video editing software. Broadway is also designed to be integrated with a variety of other video editing packages, including Adobe Premiere(R). The standard Broadway package currently has a manufacturer's suggested retail price of $995.

  The first step in the process of creating a video presentation with Broadway is to capture a clip of analog video from an external source, such as a camcorder or a VCR. Video capture is the process of converting an analog video signal into a digital format for storage on a computer disk drive from which it can be manipulated. To capture a video clip with Broadway, a user first connects the video source, such as a VCR, to the Broadway PCI board in the user's PC with a standard video cable. The user then starts the video which begins to play on the user's computer monitor allowing the user to determine exactly which video frames to digitize. Using simple point-and-click commands, the user starts and stops the capture of the video clip from the source video. The video is automatically digitized and written to the hard disk drive of the user's PC in an editable digital format.

  Once a user has captured the desired video clip and it has been digitized by Broadway, it can be edited using software utilities which are a part of Broadway itself. Broadway contains a variety of editing utilities such as cutting and pasting, saving selections and replacing audio. Broadway also allows users to combine several video clips in one sequence and to incorporate fade-to- and fade-from-black transitions. If more sophisticated transitions are desired, or the user would like to include titles in the video clip, the third party video editing software integrated with Broadway can perform these functions. Editing with Broadway is performed in near real time because it uses hardware to accelerate the editing process.

  The final step in creating a video presentation with Broadway is to compress the edited video clip and to incorporate the edited video into an application such as a Web home page or a PowerPoint presentation. Compression is necessary to play back digital video on a PC because of the enormous amount of data required to create a video image. Fifteen seconds of uncompressed video would occupy approximately 400 megabytes of disk storage space, far more than the typical PC could dedicate to one small video clip. In addition, uncompressed video is infeasible for low bandwidth environments, such as the Internet and CD-ROMs. There are numerous digital video compression methods, however, the Company believes that MPEG-1, a standard promulgated by the Moving Picture Experts Group, is becoming the leading international standard for PC digital video compression. MPEG-1 reduces digital video file sizes by up to a 200 to 1 ratio, one of the highest data compression ratios of any video compression standard. Broadway utilizes a robust implementation of the MPEG-1 standard which uses a combination of hardware and software to fully compress video clips into the MPEG-1 format at approximately three times real time (approximately three minutes for a one minute clip). Alternative systems which use software compression are only able to perform this task at approximately thirty to sixty times real time (approximately sixty minutes for a one-minute clip), although such systems are relatively inexpensive. Historically, MPEG-1 compression at the rate provided by Broadway was only available through service bureaus charging up to $300 per minute of video or sophisticated computer packages costing in excess of $15,000.

  Using the MPEG-1 standard allows Broadway to produce compressed videos which can be played back at 30 frames per second, the standard, full-motion video speed. Videos compressed to be played back at speeds slower than 30 frames per second typically drop frames causing the resulting video to be less than full-motion and of lower image quality. Once the video clip is compressed and saved on the user's hard drive in the standard video file format, it is easily incorporated into applications such as PowerPoint.

 Customers and Sales

  The Company believes there are three general categories of customers that will use its commercial products.

  . Multimedia content creators and developers. These include CD-ROM title developers, computer-based training designers, game creators and professional video service providers.

  . Presentation and Web page creators and developers. This group includes sales and marketing professionals, financial presenters, trainers and service providers such as advertising agencies, real estate agencies and talent agencies.

  . Home users. This category includes consumers who want to preserve and archive their family videos. Valuable, irreplaceable home videos can be preserved on CD-ROM or on a PC whereas they would ordinarily be subject to deterioration over time. Additionally, consumers can edit these videos and enhance their presentation.

  Worldwide, the Company's commercial products are sold through a two-tier distribution network. The Company has direct relationships with international mass market distributors as well as resellers and value-added resellers ("VARs"). The distributors sell the commercial products to retail outlets as well as smaller computer resellers and VARs. This allows the Company's products to be available through any method used by its customers to purchase their products. The strategy is to make it easy for the customer to purchase the product by offering a 30-day money back guarantee which eliminates any possible user concerns or hesitations. The product packaging was designed to be sold through the retail channel with packaging which is attractive to the retailer and consumer.

  The Company provides end users with free technical support with the purchase of the product. Broadway includes extensive on-line technical support via the Company's Web site, as well as documentation which provides a video tutorial to the non-video user and an intuitive installation guide.

 Competition

  The Company's greatest competition for the Broadway product includes other products which include MPEG encoding. Sigma Design's Real Magic Producer, like Broadway, includes hardware and software encoding. Darim Corporation, another competitor, offers a hardware encoding product at a similar price point to Broadway. The Company's Broadway product competes principally on the basis of price and speed of compression of video. In addition, there are a number of other competitors whose products are based on platforms and video standards other than those used by the Company. There can be no assurance that customers in the markets for the Company's products will not prefer products offered by the Company's competitors to those currently offered by the Company, or that the Company's competitors will not adapt more quickly than the Company to new technologies or evolving customer requirements. There also can be no assurance that companies with greater financial, technical or marketing resources who do not currently compete with the Company will not develop products in the future to compete with products offered by the Company.

DATA ACQUISITION AND IMAGING

 Market

  The market for the Company's data acquisition and imaging products is comprised primarily of technical users, such as engineers and scientists, interested in incorporating the Company's systems in their final products. These products are designed for the scientific research and analysis, test and measurement and industrial machine vision inspection markets. End users include original equipment manufacturers, research laboratories, universities, hospitals and government agencies. Users require highly accurate, real-time measurement and control of analog signals, such as temperature, pressure, sound and video.

  The Company believes it is one of the top five suppliers in each market although the data acquisition and imaging markets are highly fragmented. These markets have been adversely affected in recent years by reduced government funding of research and lower levels of corporate capital expenditures.

 Business Strategy

  In the data acquisition and imaging area, the Company is focused on providing system solutions which include not only exceptional hardware but also powerful, easy to use software. The Company will continue to invest in its current data acquisition and imaging markets, while identifying new applications and growth opportunities in the machine vision and inspection markets.

  In the imaging market, the Company is focused on continuing to develop its Mach(TM) series of PCI-based frame grabbers, leveraging this technology into two distinct markets, machine vision and scientific image analysis. Both markets require high accuracy and low-cost hardware. The Company's strategy will be to continue to focus on its strengths in these areas. In the data acquisition market, the Company is focused on expanding its market leadership through continued development of its PCI-based data acquisition products. These developments are being driven by rapid adoption of PCI bus slots by personal computer manufacturers. In both data acquisition and imaging, the Company is pursuing relationships with software companies who offer application-specific programs in the Company's markets.

 Products and Services

  The Company's data acquisition and imaging products are designed to facilitate (i) the high-speed capture of analog signals representing physical events, such as temperature, pressure, sound and video, (ii) the fast conversion of such signals into digital form and (iii) the use of such digital signals in PCs for processing. These capabilities permit customers to use PCs to identify, measure, analyze and control physical phenomena (data acquisition) and to analyze or enhance video images (imaging).

  The Company's data acquisition and imaging systems consist of plug-in cards and Windows-based software which provide an integrated, high performance systems solution to the general scientific and measurement marketplace. These systems allow customers to configure their own PC-based data acquisition, signal processing or imaging system with higher performance and lower cost than alternative pre-packaged or custom-integrated systems. Users are able to integrate these products more quickly into their systems, thereby reducing their development time. Over a three year period the Company defined and developed DT-Open Layers(R), a standard set of software protocols under the Microsoft Windows operating system. DT-Open Layers simplifies programming and accelerates the development of new software products and permits customers to replace circuit boards and add new functions. These products offer leading-edge functionality for data acquisition and imaging under Windows while allowing customers to protect their software investments and develop solutions more quickly.

  The Company sells over 300 data acquisition and imaging products, which range in retail price as of August 31, 1996 from $199 to $4,995. Domestically, the Company sells such products to end users, VARs, system integrators and original equipment manufacturers ("OEMs"). Internationally, the Company sells through its wholly-owned subsidiaries, as well as through resellers and independent distributors. Such prices do not reflect distributor discounts for international sales, which range from approximately 20% to 35% on hardware products and up to approximately 50% on software applications.

  Data acquisition products provide capabilities ranging from simple measurement to advanced digital signal processing functions. While researchers, systems integrators and OEMs have been predominant data acquisition users in the past, new data acquisition markets have emerged in the industrial and medical areas, such as industrial inspection, medical diagnostic/therapeutic applications, high-performance control, vibration analysis, acoustics and test and measurement applications. Customers incorporate the Company's data acquisition boards into PCs to measure real-world parameters, including temperature, pressure, acceleration and sound; to analyze this data; and to use the results to control real-world events and processes.

  The Company's imaging products may be used in a number of applications. In machine vision applications, images can be captured and processed immediately in real time for fast, accurate inspection of manufactured parts. In scientific imaging applications, images can be captured from video cameras for analysis, or images can be captured from cameras mounted on microscopes to identify and count cells. In medical applications, images can be captured from different diagnostic devices, such as CAT scanners or ultrasound imaging devices, for enhancement, analysis and display.

  The Company has incorporated several new technologies in its products. For example, the Company's frame grabber, a product which combines software with proprietary circuits that permit users to acquire data from a variety of video inputs, now utilizes the PCI bus architecture. In addition, the Company has begun using the Display Connect Interface ("DCI") standard in certain of the Company's frame grabber products.

 Customers and Sales

  The Company sells its data acquisition and imaging products to end users, VARs, system integrators and OEMs for use primarily in the scientific, medical and industrial markets. End users include manufacturers, research laboratories, universities, hospitals and government agencies.

  The Company sells its data acquisition and imaging products through a comprehensive, widely distributed annual catalog, an in-house telemarketing force, OEM-focused direct sales, indirect channels (VARs, distributors and system integrators), and extensive advertising and promotional campaigns. The Company has a full-time sales and administrative staff of over 26 employees in the United States to support sales. International sales are supported by three subsidiaries and various distributors throughout Europe, Asia and the Pacific rim.

 Competition

  The Company competes in the data acquisition market principally with National Instruments Corporation, Computer Boards, Inc. and Keithley Instruments, Inc. and in the imaging market with Matrox and Imaging Technology, Inc., all of which may have substantially greater financial, technical and marketing resources than the Company. The Company also competes with a number of smaller companies in each of these markets. The Company's data acquisition and imaging products compete on the ability to supply extensive hardware and software components with competitive performance and price.

RESEARCH AND DEVELOPMENT

  The Company intends to continue to invest in research and development for new products and for enhancements to existing products. The Company is currently targeting spending on research and development at an annual rate of approximately 12% of net sales. For the nine months ended August 31, 1996, the Company invested approximately $2,713,000 in product development.

  The Company employed, as of August 31, 1996, 30 full-time engineers whose primary duties relate to product development. Outside firms and consultants are selectively engaged to develop or assist with development of products when favorable opportunities exist.

  In the data acquisition and imaging area, the new areas for hardware development include the integration of ASICs (application specific integrated circuits) into circuit boards, which will reduce cost and advance the development of new computer bus technologies (e.g., PCI). The Company's software development in data acquisition and imaging centers on supporting Windows 95 and Windows NT(TM).

MANUFACTURING

  The Company manufactures all of its products at its facility in Marlboro, Massachusetts. The Company believes its control of manufacturing significantly contributes to hardware design improvements, and allows for quicker turn-around of engineering changes for shipment to the market. The Company periodically assesses its production efficiencies against the benefits of outsourcing certain hardware production.

  In manufacturing, the Company seeks to be the leader in both technology and management. The Company has adopted the philosophy of Total Quality Management, a systematic approach to continuous improvement. The Company uses work cells with higher volume products which, together with Just-In-Time techniques, allows the Company to reduce throughput time and provide five day shipment on most customer orders.

  The Company's fully integrated assembly and test operations have sufficient capacity to meet the Company's needs for assembled printed circuit boards. In addition, the Company designs circuit boards and modules using advanced computer-aided-design technology. The Company's manufacturing capabilities include the assembly of fine pitch, surface mounted electronic devices utilizing state of the art pick and place robotics for high density, multi-layered, single or double sided boards. A majority of the Company's shipments incorporate surface-mount components. Initial testing is performed to assure that products are free from process-related defects after assembly. Following this, a complete functional test is performed twice on each board, with an environmental stress screen between tests to eliminate defects and assure long-term reliability of products. The Company uses automated test equipment to assure product quality, improve throughput and increase production yields.

  Components used in circuit board assembly are generally available from several distributors and manufacturers. Suppliers are selected based on their ability to provide defect-free products quickly at low cost. The Company continuously measures the performance of key suppliers. Special programs are used to speed availability of material and protect the Company from unplanned shifts in product demand. These programs include ship-to-stock, and point-of-use bonding, a program where suppliers hold material on-site at the Company and as the material is used, title transfers to the Company and payment is made. Certain components used by the Company do not have ready substitutes or have been subject to industry-wide shortages. There can be no assurance that the Company's inventories would be adequate to meet the Company's production needs during any interruption of supply. The Company's inability to develop alternative supply sources, if required, or a reduction or stoppage in supply, could adversely affect its operations until new sources of supply become available.

PROPRIETARY RIGHTS

  Following the Distribution, the Company will hold eight United States patents, expiring from March 2001 through August 2013, and have three pending patent applications in the United States, none of which the Company believes is material. Pursuant to the Company's Intellectual Property Agreement with DTI, the Company also will have full cross-licenses to technology under DTI's current patents and patent applications, together with technology resulting from patent applications which DTI applies for during the two years following the Distribution. The cross-licensed technology may only be transferred by the Company in connection with a sale of the Company's business as a going concern. The cross-licenses provide for termination upon a change in control with respect to patents issued pursuant to applications made after August 31, 1996, although the licensee may continue to use such patents in products already being shipped or which are substantially near completion of development. See "RELATIONSHIP BETWEEN THE COMPANY AND DTI AFTER THE DISTRIBUTION--Intercompany Agreements--Intellectual Property Agreement."

  The Company believes that its success depends primarily upon the proprietary know-how, innovative skills, technical competence and marketing abilities of its employees.

BACKLOG

  Most customers order products on an as-needed basis, relying, in the case of most products, on the Company's five-day delivery capability. As a result, the Company believes that its backlog at any point in time is not indicative of its future sales.

EMPLOYEES

  As of the Distribution Date, the Company expects to employ approximately 160 persons worldwide. None of the employees is represented by a labor union. The Company believes it has good relations with its employees.

  Competition for employees with the skills required by the Company is intense in the geographic areas in which the Company's operations are located. The Company believes that its future success will depend on its continued ability to attract and retain qualified employees, especially in research and development.

PROPERTIES

  DTI maintains its principal executive, engineering, manufacturing and sales operations in a 103,000 square foot facility located in Marlboro, Massachusetts. The building is rented under a lease signed by DTI with a related party trust expiring in 1999. On the Distribution Date, the lease will be assigned to the Company which will license a portion of the leased space to DTI pursuant to a Use and Occupancy Agreement. The minimum annual net basic rent is approximately $1,092,000, which amount will be divided between the Company and DTI pursuant to the Use and Occupancy Agreement.

  The United Kingdom operations are conducted in an 18,050 square foot facility in Wokingham, Berkshire, England, that is leased by DTI through a United Kingdom subsidiary under a twenty-five year net lease. The subsidiary has an option to terminate the lease in 1997. The minimum annual basic rent is approximately $257,000 per year. On the Distribution Date the stock of the subsidiary will be transferred to the Company and the Company will license a portion of the leased space to DTI for a transitional period.

  The German operations are conducted in a 2,420 square foot office facility in Bietigheim-Bissingen, Germany that is leased under a five-year renewable lease, expiring in 2000, by Data Translation GmbH. The minimum annual basic rent is approximately $52,000 per year. On the Distribution Date the stock of the subsidiary will be transferred to the Company and the Company will license a portion of the leased space to a subsidiary of DTI for a transitional period. See "CERTAIN RELATIONSHIPS AND TRANSACTIONS" and "RELATIONSHIP BETWEEN THE COMPANY AND DTI AFTER THE DISTRIBUTION--Use and Occupancy Agreements."

LEGAL PROCEEDINGS

  From time to time, DTI has been involved in disputes and/or litigation with respect to the products and operations of the Contributed Businesses encountered in its normal course of business. In accordance with DTI's past experience, the Company does not believe that the ultimate impact of the resolution of such other outstanding matters will have a material effect on the Company's financial condition or results of operations.

                           MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

NAME                     AGE POSITION WITH THE COMPANY
----                     --- -------------------------
Alfred A. Molinari,
 Jr.....................  55 Chairman and Chief Executive Officer(1)
Gary B. Godin...........  40 Vice President--Finance and Administration, Chief Financial Officer
Kim J. Gray.............  35 Vice President/General Manager--Data Acquisition and Imaging Group
William T. Hack.........  41 Vice President--Operations
Bruce E. Walsh..........  38 Vice President--Engineering
Ellen W. Harpin.........  40 Director and Vice President
D'Anne Hurd.............  45 Director(1)(2)(3)
Dr. David Cyganski......  41 Director(1)(2)(3)

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Ms. Hurd and Dr. Cyganski have agreed to serve as Directors of the Company as of the Distribution Date and the Company will cause such persons to be appointed to the Board of Directors on such date.

  Mr. Molinari is the Chief Executive Officer and Chairman of the Company. Mr. Molinari is the founder of DTI, and served as the Chief Executive Officer and a director of DTI from its inception in 1973 and will resign as Chief Executive Officer as of the Distribution Date. Mr. Molinari will continue to serve on the Board of Directors of DTI. Mr. Molinari served as director of Viewlogic Systems, Inc., which is a supplier of electronic design automation solutions, from July 1992 to February 1995.

  Mr. Godin was appointed Vice President Finance and Administration and Chief Financial Officer of the Company in September 1996. Mr. Godin has served as Corporate Controller and Chief Accounting Officer of DTI since August 1992. He was employed by DTI since May, 1987 and served as Corporate Accounting Manager until August 1992. As of the Distribution Date, Mr. Godin shall resign from his offices at DTI.

  Ms. Gray was appointed Vice President/General Manager--Data Acquisition and Imaging Group of the Company in September 1996. Ms. Gray has served in the same position for DTI since January 1996. Prior to that, she served as Vice President--Operations of DTI beginning July 1995. She was employed by DTI since 1979, and during her tenure held various positions in materials, production and manufacturing service. As of the Distribution Date, Ms. Gray shall resign from her office at DTI.


  Mr. Hack was appointed Vice President of Operations of the Company in September 1996. Prior to that he served as Director of Operations for DTI since January 1996. Mr. Hack served as Director of Materials from November 1994 to January 1996. He has been employed by DTI since February 1990 and during his tenure has held various positions within manufacturing operations, including Production Manager. As of the Distribution Date, Mr. Hack shall resign from his office at DTI.

  Mr. Walsh was appointed Vice President of Engineering of the Company in September 1996. Prior to that he served as Director of Engineering for the Commercial Products Group of DTI since June 1995. He also served as Director of Software Engineering for the Data Acquisition and Imaging Group of DTI from June 1994 to June 1995. Mr. Walsh has been employed by DTI since June 1991 and during his tenure has held various engineering and engineering management positions. As of the Distribution Date, Mr. Walsh shall resign from his office at DTI.

  Ms. Harpin was appointed a Director of the Company in September 1996. Prior to that she served as Vice President of Administration for DTI since July 1995. She also served as Chief Financial Officer for DTI from November 1991 to July 1995. Ms. Harpin has been employed by DTI since March 1983 and during her tenure has served as Vice President--Finance and Administration, Treasurer, Vice President Manufacturing and Director of Sales. As of the Distribution Date, Ms. Harpin shall resign from her office at DTI.

  Ms. Hurd will become a Director of the Company on the Distribution Date. Ms. Hurd has served as a business/legal consultant since January 1995, specializing in initial public offerings and strategic alliances/joint ventures. From September 1993 until December 1994, Ms. Hurd was Corporate Vice President, General Counsel and Clerk and from June 1993 until September 1993 General Counsel of MediSense, Inc., a manufacturer of blood glucose monitors for people with diabetes. From 1985 to 1993 she was associated with the law firm of Burns & Levinson in Boston, specializing in corporate and securities law.

  Dr. Cyganski will become a Director of the Company on the Distribution Date. Dr. Cyganski has served in faculty and administrative positions at Worcester Polytechnic Institute ("WPI") since July 1981. Since October 1992 Dr. Cyganski, has been a professor in the WPI Electrical and Computer Engineering Department. From 1987 until resuming his position as Professor, Dr. Cyganski held the administrative positions of Chief Information Officer, Vice President of Information Systems and Vice Provost at WPI.

BOARD OF DIRECTORS AND ITS COMMITTEES

  As of the Distribution Date, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will be comprised of one Class I Director (Ms. Harpin), two Class II Directors (Ms. Hurd and Dr. Cyganski) and one Class III Director (Mr. Molinari). At each annual meeting of stockholders, a class of directors will be elected to a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of each of the Class I Director, Class II Directors and Class III Director will expire upon the election and qualification of successor directors at the annual meeting of stockholders held following the end of the Company's fiscal years in 1997, 1998 and 1999, respectively.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the Directors and executive officers of the Company.

  The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees. As of the Distribution Date, the members of the Compensation Committee shall be Ms. Hurd, Dr. Cyganski and Mr. Molinari. The Audit Committee reviews the results and scope of the financial audit and other services provided by the Company's independent public accountants. As of the Distribution Date the members of the Audit Committee shall be Ms. Hurd and Dr. Cyganski.

BOARD OF DIRECTORS COMPENSATION

  The Company compensates each director who is not also an employee of the Company $7,500 per year plus $500 per meeting for services as a director. In addition, each non-employee director is eligible to receive options under the Company's 1996 Stock Option Plan.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation paid or accrued by DTI to or on behalf of the Chief Executive Officer of the Company and each of the executive officers of the Company whose cash compensation exceeded $100,000 annually (the "Named Executive Officers") in the most recently ended fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                               ANNUAL COMPENSATION      COMPENSATION
                             --------------------------    AWARDS         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY($) BONUS($) OPTIONS(#)(1) COMPENSATION($)(2)
---------------------------  ----    --------- -------- ------------- ------------------
Alfred A. Molinari,
 Jr. ....................    1995    $223,945  $50,000     100,000          $1,256
 Chairman and Chief Exec-    1994     206,700   10,335         --              422
 utive Officer               1993     206,700      --       20,000           3,138
Kim J. Gray..............    1995      92,000   25,000       4,000             696
 Vice President/General
 Manager--                   1994      75,981    2,250         --              153
 Data Acquisition and Im-
 aging Group                 1993      63,000      --          --               49
Ellen W. Harpin..........    1995(3)   93,195   25,000       4,000             364
 Director and Vice Presi-
 dent                        1994     104,712    5,250      20,000             214
                             1993     100,000      --        5,000           1,559

--------
(1) DTI has not issued stock appreciation rights or granted restricted stock awards. In addition, DTI does not maintain a "long-term incentive plan," as that term is defined in applicable rules.
(2) The amounts for fiscal 1994 represent the dollar value of premiums paid by DTI on term life insurance for the benefit of the Named Executive Officers.



(3) Beginning in January 1995, Ms. Harpin has been working a reduced time schedule.

STOCK OPTIONS

  The following table provides information concerning the grant of stock options under DTI's Key Employee Incentive Plan (1992) to the Named Executive Officers. For a discussion of the treatment of employee stock options in the Distribution, see "TREATMENT OF EMPLOYEE OPTIONS IN THE DISTRIBUTION."

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZED
                                                                       VALUE AT ASSUMED
                                                                         ANNUAL RATES
                                                                        OF STOCK PRICE
                                                                         APPRECIATION
                                      INDIVIDUAL GRANTS                 FOR OPTION TERM
                         -------------------------------------------- -------------------
                         NUMBER OF    % OF TOTAL
                         SECURITIES    OPTIONS    EXERCISE
                         UNDERLYING   GRANTED TO  OR BASE
                          OPTIONS    EMPLOYEES IN  PRICE   EXPIRATION    5%        10%
          NAME           GRANTED(#)  FISCAL YEAR   ($/SH)     DATE       ($)       ($)
          ----           ----------  ------------ -------- ---------- --------- ---------
Alfred A. Molinari,
 Jr.....................   30,616(1)     9.31%    $14.365   6/28/00   $  70,613 $ 204,279
                           69,384(2)    21.09      13.063   6/28/01     308,204   699,252
Kim J. Gray.............    4,000(3)     1.22       11.00   2/28/01      14,964    33,948
Ellen W. Harpin.........    4,000(3)     1.18       11.00   2/28/01      14,964    33,949

--------
(1) These incentive options become exercisable over four years, 25% on each anniversary of the date of grant and expire five years after grant. The exercise price is 110% of the fair market value of the Common Stock on the date of grant.
(2) These non-incentive options become exercisable over five years, 20% on each anniversary of the date of grant and expire six years after grant.

(3) These incentive options become exercisable over five years, 20% on each anniversary of the date of grant and expire six years after grant.

OPTION EXERCISES AND HOLDINGS

  The following table provides information, with respect to the Named Executive Officers, concerning the unexercised DTI options held as of the end of the fiscal year. For a discussion of the treatment of employee stock options in the Distribution, see "TREATMENT OF EMPLOYEE OPTIONS IN THE DISTRIBUTION."

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                               VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED         IN-THE-MONEY
                            SHARES                   OPTIONS AT FY-END (#)   OPTIONS AT  FY-END ($)(1)
                         ACQUIRED ON     VALUE     ------------------------- -------------------------
          NAME           EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ ------------ ----------- ------------- ----------- -------------
Alfred A. Molinari,
 Jr. ...................    32,000      $374,295      5,000       115,000     $ 72,750     $831,748
Kim J. Gray.............    11,766        99,675        800         5,600       13,800       61,600
Ellen W. Harpin.........    30,666       333,493     30,000        27,000      497,000      362,250

--------

(1) Market value of underlying securities at November 30, 1995, minus the exercise price of "in-the-money" options.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As of the Distribution Date, Mr. Molinari, the Chief Executive Officer and Chairman of the Board of Directors of the Company will be a member of the Compensation Committee of the Board of Directors. See "CERTAIN RELATIONSHIPS AND TRANSACTIONS" for a description of certain lease payments by the Company in which Mr. Molinari has an interest.

COMPANY STOCK PLANS

  1996 Stock Option Plan

  As of the Distribution Date, the Board of Directors shall adopt the Company's 1996 Stock Option Plan (the "1996 Stock Option Plan") pursuant to which 500,000 shares of Common Stock are authorized and reserved for issuance. The 1996 Stock Option Plan permits the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Options") and (ii) options that do not so qualify ("Non-Qualified Options"). The 1996 Stock Option Plan is designed and intended as a performance incentive for officers, directors, employees, consultants and other key persons performing services for the Company and its subsidiaries to encourage such persons to acquire or increase a proprietary interest in the success of the Company.

  Plan Administration. The 1996 Stock Option Plan provides that it shall be administered either by the entire Board of Directors or a Stock Option Committee as appointed by the Board of Directors from time to time (in either case, the "Administrator"). If the Company has a Stock Option Committee, each member of the Stock Option Committee must be a "Non-Employee Director" within the meaning of rules promulgated by the Securities and Exchange Commission in order for specific grants of Incentive Options or Non-Qualified Options to receive favorable treatment under certain relevant securities laws. The Administrator may delegate to the Chief Executive Officer of the Company authority to grant options to persons who are not subject to such securities laws.

  The Board of Directors may discontinue or amend the 1996 Stock Option Plan at any time. Amendments must be approved by the stockholders if required to ensure that Incentive Options qualify under the Code. In addition, the rights and obligations under any option issued prior to an amendment of the 1996 Stock Option Plan cannot be adversely affected by such amendment without the consent of the optionee.

  The Administrator has full power to select, from among the persons eligible for awards under the 1996 Stock Option Plan, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1996 Stock Option Plan. Incentive Options may be granted only to officers or other employees of the Company or certain subsidiaries, including members of the Board of Directors who are also employees of the Company or such subsidiaries. Non-Qualified Options may be granted to officers or other employees of the Company, directors and to consultants and other key persons who provide services to the Company or any subsidiary (regardless of whether they are also employees).

  The exercise price of each option granted under the 1996 Stock Option Plan is determined by the Administrator but, in the case of Incentive Options, may not be less than 100% of the fair market value of the underlying shares on the date of grant. No Incentive Option may be granted under the 1996 Stock Option Plan to any employee of the Company or any subsidiary who owns at the date of grant shares of stock representing in excess of 10% of the voting power of all classes of stock of the Company or a parent or a subsidiary unless the exercise price for stock subject to such option is at least 110% of the fair market value of such stock at the time of grant and the option term does not exceed five years. Options generally may not be transferred by the optionee other than by will or the laws of descent or distribution and may be exercised only by the optionee during his or her lifetime. In limited circumstances, the Administrator may permit an optionee to transfer his Non-Qualified Options to members of the optionee's immediate family, family trusts and partnerships, and charitable organizations.

  The term of each option is fixed by the Administrator and, in the case of an Incentive Option, may not exceed ten years from the date of grant. The Administrator determines at what time or times each option may be exercised and, subject to the provisions of the 1996 Stock Option Plan, the period of time during which options may be exercised, if any, after termination of employment for any reason. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. Upon exercise of options, the option exercise price must be paid in full (i) in cash or by certified or bank check or other instrument acceptable to the Administrator, (ii) if the applicable option agreement permits, by delivery of shares of Common Stock already owned by the optionee, or (iii) through a "cashless" exercise procedure, subject to certain limitations.

  Change of Control Provisions. The 1996 Stock Option Plan provides that in the case of certain transactions constituting a change in control of the Company, the 1996 Stock Option Plan and the options issued thereunder shall terminate upon the effectiveness of any such transaction or event, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise price. In the event of such termination, each holder of outstanding options shall be permitted to exercise all options whether vested or unvested for a period of at least 15 days prior to the date of such termination.

  Replacement Stock Option Plan

  The Board of Directors shall adopt the Company's Replacement Stock Option Plan (the "Replacement Plan"), effective as of the Distribution Date. The Replacement Plan will provide for the issuance, effective immediately prior to the Distribution, of options to purchase shares of Common Stock (the "Replacement Options") to holders of options to purchase shares of DTI Stock that were granted under DTI's 1992 Key Employee Incentive Plan and its 1982
Key Employee Incentive Plan and are outstanding on the Distribution Date (the "DTI Options"), as part of an adjustment to the DTI Options. The number of shares subject to each Replacement Option, the exercise price therefor and the other terms and conditions of each Replacement Option shall be determined in accordance with the applicable provisions of the Distribution Agreement. See "TREATMENT OF EMPLOYEE OPTIONS IN THE DISTRIBUTION". It is intended that Replacement Options issued to employees of the Company ("Transferred Employees") in respect of DTI Options that qualify as Incentive Options shall qualify as Incentive Options pursuant to Section 424(a) of the Code. Replacement Options issued to persons other than Transferred Employees and Replacement Options issued to Transferred Employees in respect of DTI Options that do not qualify as Incentive Options will be Non-Qualified Options.

  The Replacement Plan shall be administered by the Board of Directors or by a stock option committee appointed by the Board of Directors. The Company has authorized the issuance of up to 275,000 shares of Common Stock under the Replacement Plan, which the Company expects to be sufficient to satisfy all purchase requirements under the Replacement Options.

  Employee Stock Purchase Plan

  The Company Employee Stock Purchase Plan (the "Stock Purchase Plan") provides an opportunity for eligible employees of the Company and its subsidiaries to purchase shares of Common Stock, at a discount, through regular monthly payroll deductions of up to 10% of their pre-tax gross salary. Subject to adjustment for stock splits, stock dividends and similar events, a maximum of 150,000 shares of Common Stock may be issued under the Stock Purchase Plan. The Stock Purchase Plan will be administered by an Administrator appointed by the Board of Directors.

  The first offering under the Stock Purchase Plan will begin on January 2, 1997 and end on June 30, 1997. Unless otherwise determined by the Administrator, subsequent offerings will commence on the first business day occurred on or after each January 1 and July 1 thereafter and will have a duration of six months. The Administrator may, in its discretion select a different offering period for any offering, provided the duration of the offering is not more than one year. Generally, all employees of the Company and designated subsidiaries who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period are eligible to participate in the Stock Purchase Plan.

  The maximum number of shares which may be purchased by a participating employee of the Company and its subsidiaries during an offering will be determined by the Administrator on a uniform basis and generally will equal 1,000 shares. An employee may purchase shares under the Stock Purchase Plan by authorizing payroll deductions, of up to 10% of his regular pay during this offering period. Unless the employee has previously withdrawn from the offering, his accumulated payroll deductions will be used to purchase Common Stock on the last business day of the period at a price equal to 85% of the fair market value of the Common Stock on the first or last day of this offering period whichever is lower. Under applicable tax rules, an employee may purchase no more than $25,000 worth of Common Stock in any calendar year (determined on the first day of the offering period(s) in which such stock is purchased); certain other tax limitations may apply.

  The Board of Directors has the discretion to designate the subsidiaries of the Company whose employees are eligible to participate in the Stock Purchase Plan from time to time. The Board of Directors may at any time amend the Stock Purchase Plan, subject to the approval of the Company's stockholders if and to the extent required to preserve the favorable tax treatment of participants, or discontinue the Stock Purchase Plan.

  The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code, which provides that an employee will not have income for federal income tax purposes at the start of an offering or upon receipt of shares of Common Stock at the end of an offering, but generally will recognize ordinary income, in addition to capital gain or loss, when the employee sells the shares. The Company generally will not be entitled to a tax deduction upon either the purchase or sale of shares issued under the Stock Purchase Plan if certain holding period requirements are met.

               TREATMENT OF EMPLOYEE OPTIONS IN THE DISTRIBUTION

  DTI currently maintains and has outstanding options under its 1992 Key Employee Incentive Plan and its 1982 Key Employee Incentive Plan (collectively the "Incentive Plans"). Each current holder of an option to purchase shares of DTI Stock outstanding under the Incentive Plans (an "Old DTI Option") will have the exercise price of such Old DTI Options adjusted to give effect to the Distribution (as so adjusted, a "New DTI Option") and will receive a new option for one quarter of the number of shares of such holder's Old DTI Option to purchase Common Stock, at an exercise price proportionate to the exercise price of such holder's Old DTI Option, under the Replacement Plan (a "Company Option"). Each New DTI Option and each Company Option will have substantially the same terms, including expiration dates and vesting provisions, as the Old DTI Options, except for exercise prices. The exercise prices of the New DTI Options and Company Options will be determined consistent with the intention that New DTI Options issued to DTI employees and Company Options issued to Company employees in respect of Old DTI Options that qualified as Incentive Options will continue to qualify as Incentive Options.

  Subject to certain conditions, employees of the Company and DTI will be paid an amount in cash intended to compensate them for the loss of incentive stock option treatment under the Code with respect to options they hold in the company which is not their employer following the Distribution. Such amount will be paid by the employer, will be determined by such employer in its discretion and will not exceed the value of the corresponding tax benefit to such employer.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  DTI has leased, and upon the Distribution, the Company will lease its domestic headquarters (the "facilities") from a related party trust, Nason Hill Trust (the "Trust"), a nominee trust of which Alfred A. Molinari, Jr., Chairman and Chief Executive Officer of the Company, and his wife are the sole trustees and beneficiaries.

  The facilities are leased from the Trust under an operating lease agreement expiring on December 1, 1999. Pursuant to an amendment dated November 29, 1989, the annual lease payments are equal to the sum of (i) $1,092,000 and
(ii) any additional interest costs payable by the Trust in such year under a note in favor of Fleet National Bank due to the failure of the Company to maintain the financial ratios required for the most favorable interest rate under such note. In addition to such lease payments, the Company bears all of the tax, insurance and other costs of operating the facilities and, under certain circumstances, various costs and expenses associated with the series of industrial revenue bonds, the proceeds of which were used in connection with the facilities. Total rental expense included in the operations of the Company under the lease agreements for fiscal 1995 was $633,000 and $410,000 for the nine months ended August 31, 1996.

  The Company believes that the terms of its leases with the Trust are at least as favorable as it could have obtained in an arm's-length transaction with an unrelated third party. The leases were approved by those directors of DTI who had no beneficial interest in the Trust.

  Following the Distribution, DTI will license a portion of the Company's facilities for a license fee equal to DTI's pro rata portion of the base rent and operating expenses under the lease. See "RELATIONSHIP BETWEEN THE COMPANY AND DTI AFTER THE DISTRIBUTION--Intercompany Agreements--Use and Occupancy Agreements." Alfred A. Molinari is a director of DTI and will continue to be a director of DTI after the Distribution. See "RELATIONSHIP BETWEEN THE COMPANY AND DTI AFTER THE DISTRIBUTION--Board of Directors and Management."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information with respect to the shares of Common Stock which are expected to be beneficially owned by each person holding more than 5% of the outstanding securities of any class of the Company, each director, and the Named Executive Officers of the Company and by all directors and officers of the Company as a group as of the Distribution Date based upon their respective holdings of DTI's Stock as of October 31, 1996. The table includes as a basis for calculation options to purchase shares of Common Stock issued as a result of the Distribution which are exercisable at or within 60 days of November 30, 1996. See "TREATMENT OF EMPLOYEE OPTIONS IN THE DISTRIBUTION." The table does not include any options which may be granted as part of the Company's employee benefit programs following the Distribution.

                                                        NUMBER OF
                                                          SHARES
                                                       BENEFICIALLY
                                                         OWNED(1)   PERCENT(1)
                                                       ------------ ----------
5% STOCKHOLDERS
Dawson-Samberg Capital Management, Inc.(2)............   181,900       8.94%
 354 Pequot Ave.
 Southport, Connecticut 06490
Oppenheimer Funds, Inc.(3)............................   128,750       6.33
 Two World Trade Center, Suite 3400
 New York, New York 10048-0203
Twentieth Century Companies, Inc.(4)..................   138,500       6.81
 4500 Main Street
 P.O. Box 418210
 Kansas City, Missouri 64141-9210
West Highland Capital, Inc.(5)........................   189,425       9.31
 300 Drake's Landing Road, Suite 290
 Green Brac, California 94904
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Alfred A. Molinari, Jr.(6)............................   259,150      12.74
 100 Locke Drive
 Marlboro, Massachusetts 01752
Ellen W. Harpin.......................................     5,814        *
 100 Locke Drive
 Marlboro, Massachusetts 01752
Kim J. Gray(7)........................................       494        *
D'Anne Hurd(8)........................................       125        *
David Cyganski........................................       --         *
All executive officers and directors as a group (8
 persons in all)......................................   269,514      13.25%

--------
 *Represents less than 1%.

(1) The number and percent of the outstanding shares of Common Stock treat as outstanding all shares issuable on exercise of options held by a particular beneficial owner that are exercisable within 60 days of November 30, 1996 and are included in the first column.

(2) According to a Schedule 13D filed by Dawson-Samberg Capital Management, Inc. ("Dawson") with the Commission on October 30, 1996. Dawson is a registered investment advisor and beneficially owns 18,425 shares of the Company's Common Stock, Pequot General Partners beneficially owns 65,825 shares of the Company's Common Stock, DS International Partners beneficially owns 59,700 shares of the Company's Common Stock and Pequot Endowment Partners, L.P. beneficially owns 37,950 shares of the Company's Common Stock. Jonathan T. Dawson and Arthur J. Samberg are the principal stockholders of Dawson and are general partners of each of Pequot Partners, DS International Partners and Pequot Endowment Partners, L.P.

(3) According to Schedule 13G filed with the Commission on February 8, 1996, Oppenheimer Funds, Inc. ("OFI") is a registered investment advisor to certain registered investment companies including the Oppenheimer Discover Fund which holds 87,500 shares of the Common Stock. The Board of Directors or Trustees of the registered investment companies managed by OFI and owning shares of the Company can direct the disposition of dividends received by such funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustee of such funds; however, the Board of Directors or Trustees of such fund has delegated these responsibilities to OFI as the fund's investment advisor under its advisory agreement. In the Schedule 13D, OFI has disclaimed beneficial ownership of the shares held by the Oppenheimer Discover Fund.

(4) Twentieth Century Companies, Inc. ("TCC") and its affiliates collectively hold 138,500 shares of the Company's Common Stock. According to Schedule 13G filed with the Commission on February 13, 1996. Investors Research Corporation ("IRC"), a registered investment advisor, is a wholly-owned subsidiary of TCC. Mr. James E. Stowers, Jr., controls TCC by virtue of his beneficial ownership of a majority of the voting stock of TCC. As a result of its status as investment advisor to six registered investment companies and to several institutional investors, IRC is deemed to be the beneficial owner of 138,500 shares or 6.81% of the outstanding common stock of the Company. TCC, as a result of its control of IRC, and Mr. Stowers, as a result of his control of TCC, are also deemed to beneficially own all such shares deemed to be beneficially owned by IRC. Mr. Stowers, TCC and IRC all disclaim beneficial ownership of the shares. The ownership of one investment company client of IRC, Twentieth Century Investors, Inc., totaled 125,000 shares or 6.15% of the outstanding Common Stock of the Company.

(5) West Highland Capital, Inc. and its affiliates collectively hold 189,425 shares of the Company's Common Stock (the "West Highland Shares"). According to a Schedule 13D filed with the Commission on November 27, 1995, (i) West Highland Capital, Inc. beneficially owns all 189,425 of the West Highland Shares, (ii) Lang H. Gerhard beneficially owns 161,169 of the West Highland Shares, (iii) West Highland Partners, L.P. beneficially owns 132,708 of the West Highland Shares and (iv) Buttonwood Partners L.P. beneficially owns 28,461 of the West Highland Shares.

(6) Includes 7,883 shares subject to options exercisable on or before January 31, 1997. Does not include 4,404 shares owned by Mr. Molinari's wife as to which Mr. Molinari disclaims beneficial ownership.

(7) Includes 400 shares subject to options exercisable on or before January 31, 1997.


(8) Does not include 75 shares owned by Ms. Hurd's husband as to which Ms. Hurd disclaims beneficial ownership.

                  DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, of which approximately 2,021,071 shares will be issued and outstanding as of the Distribution Date, and 5,000,000 shares of Preferred Stock, of which no shares will be issued and outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation as of the Distribution Date (the "Certificate") and By-laws, copies of which are filed as exhibits to the Registration Statement of which this Information Statement is a part. The Certificate and By-laws have been adopted by the stockholders and the Board of Directors of the Company.

  Common Stock. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights.

  The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, with each share of Common Stock sharing equally in such dividends. The possible issuance of Preferred Stock with a preference over Common Stock as to dividends could impact the dividend rights of holders of Common Stock.

  There are no redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of the Offering, fully paid and non-assessable.

  The By-laws provide, subject to the rights of the holders of the Preferred Stock, if and when issued, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of Preferred Stock, if and when issued, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term, except with respect to the initial term of each class of directors which shall be for the period described under "Management--Directors and Executive Officers." Subject to any rights of the holders of Preferred Stock, if and when issued, to elect directors, and to remove any director, whom the holders of any such stock had the right to elect, any director of the Company may be removed from office only for cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

  Undesignated Preferred Stock. The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 5,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

  The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding stock of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BY-LAWS

  General. A number of provisions of the Certificate and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited.

  The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. In addition, the Certificate provides that stockholders may remove a director only for cause and only by the vote of the holders of two-thirds of the Common Stock of the Company. This provision, when coupled with the provision of the Certificate authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with their own nominees, and will make more difficult, and therefore may discourage, a proxy contest to change control of the Company. These provisions, together with the ability of the Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. In addition, these provisions could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors of the Company believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an anti-takeover effect.

  Meetings of Stockholders. The By-laws provide that, unless otherwise required by law, a special meeting of stockholders may be called only by the Board of Directors. The By-laws provide that only those matters set forth in the notice of special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the By-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual or special meeting of stockholders.

  No Stockholder Action by Written Consent. The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

  Indemnification and Limitation of Liability. The By-laws provide that directors and officers of the Company shall be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

  Amendment of the Certificate. The Certificate provides that an amendment thereof must first be approved by, a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the outstanding shares entitled to vote on such amendment or repeal and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class; provided however, that the affirmative vote of two-thirds of the outstanding shares of each class entitled to vote thereon as a class, is required to amend (i) provisions set forth in Article V therein relating to stockholder actions at annual or special meetings of stockholders, (ii) provisions set forth in Article VI therein relating to Directors of the Company, (iii) provisions set forth in Article VII therein relating to the limitation of liability of Directors and officers of the Company and (iv) provisions set forth in Article IX therein relating to amendments to the Certificate.

  Amendment of By-laws. The Certificate provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

STATUTORY BUSINESS COMBINATION PROVISION

  Upon completion of the Offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate nor the By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar of the Common Stock of the Company is Boston EquiServe, L.P.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has appointed Arthur Andersen LLP as the Company's independent public accountants to audit the Company's financial statements as of and for the year ending November 30, 1996. Arthur Andersen LLP has audited the Company's historical financial statements as of November 30, 1994 and 1995 and for each of the three years in the period ended November 30, 1995.

                            ADDITIONAL INFORMATION

  The Company has filed the Registration Statement with the Commission under the Exchange Act with respect to the shares of Common Stock being received by DTI stockholders in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                 GLOSSARY

ASICs:                 An acronym for Application-Specific Integrated
                       Circuits.

Bandwidth:             The throughput or ability to move information to or
                       from a device. Bandwidth is measured in quantities of data--usually bits per second.

CD-ROM: An acronym for Compact Disk Read-Only Memory--a high-capacity optical storage device that can read but not write data. The desire to deliver video on CD-ROM was the chief inspiration for the MPEG-1 standard.

Display Connect
Interface (DCI):       DCI provides a device-independent method for Microsoft
                       Windows software, such as 3-D graphics packages or games interface packages, to display real-time video on a computer screen without going through the computer's central processing unit.

DVD: An acronym for Digital Video Disk--optical disks that contain full-length motion pictures for viewing on a personal computer or through a set-up box.

Encoding:              In the field of digital video, a term meaning
                       compression.

Frame: A single image of a moving picture. Full-motion video consists of 30 images or frames per second. The human eye can detect flicker when the frame rate falls below 30 frames per second. Higher frame rates produce greater continuity in a video.

Internet:              An open global network of interconnected commercial,
                       educational and governmental computer networks which utilize a common communications protocol.

MPEG-1: MPEG-1 defines a set of international standards developed by the Moving Picture Experts Group for the compression and decompression of digital video signals. MPEG-1 specifies a video resolution of 352-by-240 pixels compressed at 30 frames per second at a bandwidth of 150 kilobytes per second.

PCI bus:               PCI is an acronym for Peripheral Component
                       Interconnect, an industry standard. A PCI bus is an industry standard communication link from external plug-in devices to the internal processing components of a personal computer.

Protocol:              A formal description of message formats and the rules
                       two or more machines must follow in order to exchange such messages.

Video CD:              A particular type of compact disk that records and
                       plays still pictures and video sequences. Video CDs are used with a Video CD player connected to a television.


World Wide Web:        A network of computer servers that uses a special
                       communications protocol to link different servers throughout the Internet and permits communication of graphics, video and sound.

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Public Accountants................................. F-2
Consolidated Balance Sheets as of November 30, 1994 and 1995 and August
 31, 1996 (unaudited) and Pro Forma Consolidated Balance Sheet as of Au-
 gust 31, 1996 (unaudited)............................................... F-3
Consolidated Statements of Operations for the Years Ended November 30,
 1993, 1994, and 1995 and for the Nine Months Ended August 31, 1995 and
 1996 (unaudited)........................................................ F-4
Consolidated Statements of Stockholder's Investment for the Years Ended
 November 30, 1993, 1994, and 1995 and for the Nine Months Ended August
 31, 1996 (unaudited) and Pro Forma Consolidated Statement of Stockhold-
 er's Investment for the Nine Months Ended August 31, 1996 (unaudited)... F-5
Consolidated Statements of Cash Flows for the Years Ended November 30,
 1993, 1994, and 1995 and for the Nine Months Ended August 31, 1995 and
 1996 (unaudited)........................................................ F-6
Notes to Consolidated Financial Statements............................... F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Data Translation II, Inc.:

  We have audited the accompanying consolidated balance sheets of Data Translation II, Inc. (a Delaware corporation and wholly-owned subsidiary of Data Translation, Inc. ("DTI")) and subsidiaries as of November 30, 1994 and 1995 and the related consolidated statements of operations, stockholder's investment and cash flows for each of the three years in the period ended November 30, 1995. These financial statements are the responsibility of Data Translation II, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Translation II, Inc. and subsidiaries as of November 30, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
September 12, 1996

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS

                           NOVEMBER 30, NOVEMBER 30, AUGUST 31,     PRO FORMA
                               1994         1995        1996     AUGUST 31, 1996
                           ------------ ------------ ----------- ---------------
                                                     (UNAUDITED)   (UNAUDITED)
CURRENT ASSETS:
  Cash...................   $      --    $      --   $      --     $10,000,000
  Accounts receivable,
   net of reserves of
   $238,000, $156,000 and
   $76,000 in 1994, 1995
   and 1996,
   respectively..........    2,979,000    3,253,000   2,377,000      2,377,000
  Inventories............      968,000    1,086,000   1,525,000      1,525,000
  Prepaid expenses.......      368,000      383,000     790,000        790,000
                            ----------   ----------  ----------    -----------
    Total current
     assets..............    4,315,000    4,722,000   4,692,000     14,692,000
Net assets of
 discontinued
 operations..............    1,920,000    2,232,000         --             --
Equipment and leasehold
 improvements, net.......    1,389,000    2,250,000   2,420,000      2,420,000
Other assets--net........      145,000      133,000     290,000        290,000
                            ----------   ----------  ----------    -----------
    Total Assets.........   $7,769,000   $9,337,000  $7,402,000    $17,402,000
                            ==========   ==========  ==========    ===========
CURRENT LIABILITIES:
  Accounts payable.......   $  640,000   $  716,000  $  383,000    $   383,000
  Due to related party...      546,000          --      273,000        273,000
  Borrowings from bank...          --        39,000         --             --
  Accrued expenses.......    1,606,000    2,312,000   1,476,000      1,476,000
                            ----------   ----------  ----------    -----------
    Total current
     liabilities.........    2,792,000    3,067,000   2,132,000      2,132,000
Net liabilities of
 discontinued
 operations..............          --           --      474,000        474,000
Commitments and
 Contingencies (Note 9)
STOCKHOLDER'S INVESTMENT:
  Investment by DTI......    4,950,000    6,102,000   4,796,000            --
  Preferred stock, $.01
   par value,--
   Authorized 5,000,000
   shares, issued none...          --           --          --             --
  Common stock, $.01 par
   value,--
   Authorized 30,000,000
   shares, 2,017,571
   shares issued and
   outstanding at August
   31, 1996 pro forma....          --           --          --          20,000
  Additional paid-in
   capital...............          --           --          --      14,776,000
  Cumulative translation
   adjustment............       27,000      168,000         --             --
                            ----------   ----------  ----------    -----------
    Total stockholder's
     investment..........    4,977,000    6,270,000   4,796,000     14,796,000
                            ----------   ----------  ----------    -----------
  Total Liabilities and
   Stockholder's
   Investment............   $7,769,000   $9,337,000  $7,402,000    $17,402,000
                            ==========   ==========  ==========    ===========

   The accompanying notes are an integral part of these consolidated financial statements.

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    NINE MONTHS ENDED
                            FISCAL YEARS ENDED NOVEMBER 30,            AUGUST 31,
                          -------------------------------------  -----------------------
                             1993         1994         1995         1995        1996
                          -----------  -----------  -----------  ----------- -----------
                                                                       (UNAUDITED)
Net sales...............  $23,733,000  $22,440,000  $21,826,000  $16,359,000 $15,858,000
Cost of sales...........    9,412,000    9,355,000    8,187,000    6,087,000   6,034,000
                          -----------  -----------  -----------  ----------- -----------
    Gross profit........   14,321,000   13,085,000   13,639,000   10,272,000   9,824,000
Research and development
 expenses...............    3,165,000    3,041,000    2,806,000    1,950,000   2,713,000
Selling and marketing
 expenses...............    8,154,000    6,212,000    6,799,000    5,001,000   6,492,000
General and
 administrative
 expenses...............    2,580,000    1,924,000    1,627,000    1,210,000   1,465,000
                          -----------  -----------  -----------  ----------- -----------
    Income from
     operations.........      422,000    1,908,000    2,407,000    2,111,000    (846,000)
Interest (expense)
 income.................      (16,000)      (1,000)      (7,000)       1,000         --
Other income (expense)..     (210,000)      63,000        2,000          --      (88,000)
                          -----------  -----------  -----------  ----------- -----------
    Income from
     continuing
     operations before
     tax provision
     (benefit)..........      196,000    1,970,000    2,402,000    2,112,000    (934,000)
Provision (benefit) for
 income taxes...........       75,000      798,000      966,000      845,000    (374,000)
                          -----------  -----------  -----------  ----------- -----------
    Income from
     continuing
     operations.........      121,000    1,172,000    1,436,000    1,267,000    (560,000)
Discontinued operations
 (Note 3):
  Income (loss) from
   discontinued
   operations of Data
   Translation
   Networking, Limited
   (less applicable
   provision (benefit)
   for income taxes of
   $(44,000), $163,000,
   $10,000, $54,000, and
   $(10,000),
   respectively)........     (126,000)     381,000       24,000      120,000  (2,625,000)
                          -----------  -----------  -----------  ----------- -----------
    Net income (loss)...  $    (5,000) $ 1,553,000  $ 1,460,000  $ 1,387,000 $(3,185,000)
                          ===========  ===========  ===========  =========== ===========
Income from continuing
 operations per common
 share..................                            $      0.86              $     (0.26)
Income (loss) from
 discontinued operations
 per common share.......                            $      0.01                    (1.23)
                                                    -----------              -----------
Net income (loss) per
 common share...........                            $      0.87              $     (1.49)
                                                    ===========              ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding............                              1,675,000                2,130,000
                                                    ===========              ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDER'S INVESTMENT

                                                                            PRO FORMA
                                                              NINE MONTHS  NINE MONTHS
                          FISCAL YEARS ENDED NOVEMBER 30,        ENDED        ENDED
                         -----------------------------------  AUGUST 31,    AUGUST 31,
                            1993         1994        1995        1996          1996
                         -----------  ----------  ----------  -----------  ------------
                                                              (UNAUDITED)  (UNAUDITED)
Investment by DTI
 Balance--Beginning of
  Year.................. $ 6,904,000  $5,018,000  $4,950,000  $ 6,102,000  $  6,102,000
  Net income (loss).....      (5,000)  1,553,000   1,460,000   (3,185,000)   (3,185,000)
  Impact of income
   taxes................     (75,000)   (798,000)   (966,000)     374,000       374,000
  Net activity with
   DTI..................  (1,806,000)   (823,000)    658,000    1,505,000     1,505,000
  Pro forma contribution
   from DTI.............         --          --          --           --     10,000,000
  Pro forma transfer to
   common stock and
   additional paid-in
   capital..............         --          --          --           --    (14,796,000)
                         -----------  ----------  ----------  -----------  ------------
 Balance--End of Year... $ 5,018,000  $4,950,000  $6,102,000  $ 4,796,000  $        --
Common Stock
 Balance--Beginning of
  Year.................. $       --   $      --   $      --   $       --   $        --
  Pro forma issuance of
   2,017,571 shares of
   common stock, $.01
   par value per share..         --          --          --           --         20,000
                         -----------  ----------  ----------  -----------  ------------
 Balance--End of Year... $       --   $      --   $      --   $       --   $     20,000
Additional Paid-in
 Capital
 Balance--Beginning of
  Year.................. $       --   $      --   $      --   $       --   $        --
  Pro forma contribution
   from DTI.............         --          --          --           --     14,776,000
                         -----------  ----------  ----------  -----------  ------------
 Balance--End of Year... $       --   $      --   $      --   $       --   $ 14,776,000
Cumulative Translation
 Adjustment
 Balance--Beginning of
  Year.................. $   (31,000) $    4,000  $   27,000  $   168,000  $    168,000
  Translation
   adjustments..........      35,000      23,000     141,000     (168,000)     (168,000)
                         -----------  ----------  ----------  -----------  ------------
 Balance--End of Year... $     4,000  $   27,000  $  168,000  $       --   $        --
                         -----------  ----------  ----------  -----------  ------------
  Total Stockholder's
   Investment........... $ 5,022,000  $4,977,000  $6,270,000  $ 4,796,000  $ 14,796,000
                         ===========  ==========  ==========  ===========  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS ENDED
                           FISCAL YEARS ENDED NOVEMBER 30,            AUGUST 31,
                         -------------------------------------  -----------------------
                            1993         1994         1995         1995        1996
                         -----------  -----------  -----------  ----------  -----------
                                                                     (UNAUDITED)
Cash Flows from
 Operating Activities:
 Net income (loss)...... $    (5,000) $ 1,553,000  $ 1,460,000  $1,387,000  $(3,185,000)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities--
  Depreciation and
   amortization.........   1,214,000      873,000      836,000     757,000      617,000
  Changes in current
   assets and
   liabilities--
   Accounts receivable..     965,000     (460,000)    (274,000)    (93,000)     876,000
   Inventories..........      55,000      199,000     (118,000)   (255,000)    (439,000)
   Prepaid expenses.....     279,000      (95,000)     (15,000)    (60,000)    (407,000)
   Net assets
    (liabilities) of
    discontinued
    operations..........    (704,000)     350,000     (312,000)   (295,000)   2,706,000
   Accounts payable.....      71,000     (137,000)      76,000      55,000     (333,000)
   Due to related
    party...............     546,000          --      (546,000)   (273,000)     273,000
   Accrued expenses.....     111,000     (403,000)     706,000     345,000     (836,000)
                         -----------  -----------  -----------  ----------  -----------
    Net cash provided by
     (used in) operating
     activities.........   2,532,000    1,880,000    1,813,000   1,568,000     (728,000)
                         -----------  -----------  -----------  ----------  -----------
Cash Flows from
 Investing Activities:
 Purchases of equipment
  and leasehold
  improvements..........    (617,000)    (217,000)  (1,617,000) (1,444,000)    (737,000)
 Increase in other
  assets................     (81,000)     (65,000)     (68,000)    (50,000)    (207,000)
                         -----------  -----------  -----------  ----------  -----------
    Net cash used in
     investing
     activities.........    (698,000)    (282,000)  (1,685,000) (1,494,000)    (944,000)
                         -----------  -----------  -----------  ----------  -----------
Cash Flows from
 Financing Activities:
 Net borrowings from
  bank..................      12,000          --        39,000         --       (39,000)
 Impact of income
  taxes.................     (75,000)    (798,000)    (966,000)   (845,000)     374,000
 (Increase) decrease in
  investment by DTI.....  (1,806,000)    (823,000)     658,000     744,000    1,505,000
                         -----------  -----------  -----------  ----------  -----------
    Net cash provided by
     (used in) financing
     activities.........  (1,869,000)  (1,621,000)    (269,000)   (101,000)   1,840,000
                         -----------  -----------  -----------  ----------  -----------
Exchange Rate Effects...      35,000       23,000      141,000      27,000     (168,000)
                         -----------  -----------  -----------  ----------  -----------
Change in Cash..........         --           --           --          --           --
Cash, beginning of
 period.................         --           --           --          --           --
                         -----------  -----------  -----------  ----------  -----------
Cash, end of period..... $       --   $       --   $       --   $      --   $       --
                         ===========  ===========  ===========  ==========  ===========
Supplemental Disclosure
 of Cash Flow
 Information:
  Cash paid for income
   taxes................ $       --   $       --   $       --   $      --   $       --
  Cash paid for
   interest.............      16,000        1,000        7,000       3,000          --
                         ===========  ===========  ===========  ==========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. BACKGROUND AND BASIS OF PRESENTATION

 (a) Background

  Data Translation II, Inc. (the "Company") was incorporated in September 1996 with 100 shares of Common Stock, $.01 par value, authorized and outstanding, all of which are owned by Data Translation, Inc. ("DTI"). The Board of Directors of DTI intends to declare a dividend payable to holders of record of DTI common stock at the close of business on a record date to be determined of one share of the Company's common stock for each four shares of DTI's common stock held (the "Distribution"). As a result of the Distribution, 100% of the outstanding shares of the Company's common stock will be distributed to DTI stockholders. The Company expects the Distribution to be effective at or near the end of its current fiscal year, November 30, 1996 (the "Distribution Date"). As of the Distribution Date, DTI will contribute to the Company substantially all of the assets and liabilities of DTI's data acquisition and imaging and commercial products businesses, as well as the remainder of its networking distribution business (the "Contributed Businesses"). DTI will contribute to the Company $10 million which will be increased or decreased based on the Company's net cash flow after August 31, 1996, less cash used in the disposition of the networking distribution business. DTI has agreed to pay fifty-percent of the net costs incurred by the Company in completing the winding-up of the networking business up to a maximum of $500,000. The contribution will be made simultaneously with the Distribution.

  Based on the law in effect as of the date of this Information Statement and on certain facts beyond the control of the Company and DTI assumed to be true at the time of the Distribution, DTI believes that the Distribution may qualify as a tax-free distribution under Section 355 of the Internal Revenue Code (the "Code"). However, there is a significant risk that the Distribution may not qualify as a tax-free distribution. DTI has not requested and does not intend to request a letter ruling from the Internal Revenue Service (the "IRS") nor has DTI received an opinion of counsel on the tax treatment of the Distribution. Further, the tax treatment of the Distribution is not entirely clear. The Distribution may not satisfy the IRS' published guidelines for issuing advance letter rulings on the tax-free treatment of spin-off transactions. The Distribution is not conditioned on either the receipt of a letter ruling from the IRS or an opinion of counsel that the Distribution qualifies as a tax-free distribution. If the Distribution were to fail to qualify for such tax-free treatment, the Distribution may be taxable to DTI and would be taxable to its stockholders receiving Company Stock pursuant thereto.

  The Company designs, develops and manufactures high performance data acquisition and imaging products for use with personal computers. The Company's principal products are digital signal processing boards and software which receive analog signals, convert them to digital form and process the digital data.

 (b) Basis of Presentation

  The consolidated financial statements reflect the results of operations, financial position, changes in stockholder's investment and cash flows of the business that will be transferred to the Company from DTI in the Distribution as if the Company were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in assets and liabilities and historical results of operations related to the Contributed Businesses. Changes in stockholder's investment represent DTI's contribution of its net investment after giving effect to the net income of the Company plus net cash transfers to or from DTI. The Company will begin accumulating its retained earnings on the Distribution Date.

  Additionally, the consolidated financial statements include allocations of certain DTI corporate assets, liabilities and expenses relating to the Contributed Businesses that will be transferred to the Company from DTI. Management believes these allocations are reasonable. All material intercompany transactions and balances between the Contributed Businesses have been eliminated.

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

  General corporate overhead related to corporate headquarters and common support divisions will be allocated by the Company based on a number of factors including, for example, personnel, space, time and effort, and sales volume. Management believes these allocations are reasonable. However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. Subsequent to the Distribution, the Company will allocate costs associated with certain shared services to DTI as disclosed in the Corporate Services and Use and Occupancy Agreements (see Note 9(a)(iii)). Additionally, income taxes are calculated on a separate tax return basis (see Notes 2(i) and 10).

  The financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in stockholder's investment and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

 (b) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (c) Inventories

  Inventories are stated at the lower of first-in, first-out ("FIFO") cost or market and consist of the following:

                                                     NOVEMBER 30,
                                                  ------------------- AUGUST 31,
                                                    1994      1995       1996
                                                  -------- ---------- ----------
   Raw materials................................. $564,000 $  629,000 $  977,000
   Work in-process...............................   18,000     20,000    126,000
   Finished goods................................  386,000    437,000    422,000
                                                  -------- ---------- ----------
                                                  $968,000 $1,086,000 $1,525,000
                                                  ======== ========== ==========

  Work in-process and finished goods inventories include material, labor and manufacturing overhead. Management performs periodic reviews of inventory and disposes of items not required by their manufacturing plan and reduces the carrying cost of inventory items to the lower of cost or market (with market value generally defined as the lower of replacement cost or net realizable value).

 (d) Depreciation and Amortization

  The Company provides for depreciation and amortization, using the straight-line and declining balance methods, by charges to operations in amounts that allocate the cost of the equipment and leasehold improvements over the following estimated useful lives:

                               DESCRIPTION                          USEFUL LIVES
                               -----------                          ------------
      Machinery and equipment...................................... 3 to 7 years
      Furniture and fixtures.......................................   7 years
      Vehicles.....................................................   3 years

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

  Leasehold improvements are amortized over the shorter of their economic life or the life of the lease.

 (e) Equipment and Leasehold Improvements, Net

  Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization, and consist of the following:

                                                NOVEMBER 30,
                                           ----------------------- AUGUST 31,
                                              1994        1995        1996
                                           ----------- ----------- -----------
   Machinery and equipment................ $12,777,000 $14,206,000 $14,542,000
   Furniture and fixtures.................   2,046,000   2,171,000   2,085,000
   Vehicles...............................      87,000      87,000      73,000
   Leasehold improvements.................   1,480,000   1,543,000   2,044,000
                                           ----------- ----------- -----------
                                            16,390,000  18,007,000  18,744,000
   Less--accumulated depreciation and
    amortization..........................  15,001,000  15,757,000  16,324,000
                                           ----------- ----------- -----------
                                           $ 1,389,000 $ 2,250,000 $ 2,420,000
                                           =========== =========== ===========

 (f) Foreign Currency

  The Company translates the assets and liabilities of its foreign subsidiaries at the rates of exchange in effect at year-end. Revenues and expenses are translated using exchange rates in effect during the year. Gains and losses from foreign currency translation are credited or charged to "Cumulative translation adjustment" included in stockholder's investment in the accompanying consolidated balance sheets. Foreign currency transaction gains and losses are included in "Other income (expense)" on the accompanying consolidated statements of operations. Foreign currency transaction losses for the year ended November 30, 1993 were approximately $180,000. Foreign currency transaction gains and losses were not significant for the years ended November 30, 1994 and 1995 and for the nine months ended August 31, 1995 and 1996.

 (g) Revenue Recognition

  The Company recognizes revenue when products are shipped. Costs of service and warranty are not significant and are charged to operations as incurred. Revenues from hardware systems with other than incidental software components and stand alone software sales are recognized upon shipment, provided that no significant vendor or postcontract support obligations remain outstanding and collection of the resulting receivable is deemed to be probable.

 (h) Research and Development Costs

  In accordance with Statement of Financial Accounting Standard ("SFAS") No. 2, Accounting for Research and Development Costs, the Company charges research and development costs to operations as incurred. However, in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, the Company capitalizes certain computer software development costs upon establishing technological feasibility. Capitalized costs, net of accumulated amortization, were approximately $119,000, $106,000 and $286,000 as of November 30, 1994, 1995 and August 31, 1996, respectively, and are included in other assets. These costs are amortized on a straight-line basis over the lesser of two years or the economic life of the product. Amortization expense, included in cost of sales in the accompanying consolidated statements of operations, was $60,000, $90,000, $80,000, $62,000 and $50,000 in 1993, 1994, 1995 and the nine months ended August 31, 1995 and 1996, respectively.

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

 (i) Income Taxes

  Historically, the Company's operations have been included in the consolidated income tax returns filed by DTI. The provision for income taxes in the Company's consolidated financial statements has been calculated on a separate tax return basis (see Note 10).

 (j) Interim Financial Statements

  The financial statements as of August 31, 1996 and for the nine months ended August 31, 1995 and 1996 are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the nine months ended August 31, 1996 are not necessarily indicative of the results to be expected for the entire year or any other interim period.

 (k) Concentration of Credit Risk

  SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

 (l) Disclosure About Fair Value of Financial Instruments

  SFAS No. 107, Disclosure About Fair Market Value of Financial Instruments, requires disclosure of estimated fair values for certain of its financial instruments. The Company's financial instruments include accounts receivable and accounts payable. The carrying amounts of these financial instruments approximate their fair value.

 (m) Stock-based Compensation Plans

  The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has adopted the disclosure option of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement, shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123. As of August 31, 1996, the Company had no reporting requirements under SFAS No. 123 as no stock option grants had been made under the Company's 1996 Stock Option Plan (see Note 5).

 (n) Pro Forma Presentation

  The pro forma consolidated balance sheet and pro forma consolidated statement of stockholder's investment as of August 31, 1996 reflect (1) the contribution of $10 million from DTI simultaneously with the Distribution, which will be increased or decreased based on the net cash flow of the Contributed Businesses after August 31, 1996, less cash used in disposition of the networking distribution business and (2) the distribution of the investment by DTI to the existing stockholders of DTI in the form of a one-for-four stock dividend as discussed in Note 1(a) and reflects the capitalization of the Company. The pro forma stockholder's investment excludes any tax considerations pertaining to the Distribution.

3. DISCONTINUED OPERATIONS

  On July 30, 1996, the Company announced its strategic decision to discontinue the operations comprising its networking business. The networking operations were historically operated by Data Translation Networking Limited

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

("Networking") which distributed, integrated and supported enterprise-wide networking products manufactured by third party suppliers in the United Kingdom. On November 11, 1996, DTI sold a substantial portion of the assets of the networking distribution business, and the Company intends to discontinue and wind-up the remainder of such business after the Distribution.

  The Company estimates the loss on disposal to be approximately $1,563,000 before applicable income taxes, which includes estimated operating losses of $1,024,000 to be incurred during the period from August 31, 1996 to phase-out.

  Sales from Networking were approximately $10,850,000, $15,382,000, $20,348,000, $14,604,000, and $16,522,000 for the years ended November 30,
1993, 1994, and 1995 and the nine months ended August 31, 1995 and 1996, respectively.

  The components of net assets (liabilities) of discontinued operations included in the accompanying consolidated balance sheets at November 30, 1994 and 1995 and August 31, 1996 follow:

                                               NOVEMBER 30,
                                           ----------------------  AUGUST 31,
                                              1994        1995        1996
                                           ----------  ----------  ----------
   Cash................................... $  814,000  $      --   $      --
   Accounts receivable, net...............  3,039,000   5,742,000   3,183,000
   Inventories............................  1,139,000   2,546,000   2,144,000
   Prepaid expenses.......................    173,000     337,000     299,000
   Equipment and leasehold improvements,
    net...................................    199,000     233,000     252,000
   Accounts payable....................... (2,728,000) (3,903,000) (2,651,000)
   Borrowings from a bank.................        --     (657,000) (2,031,000)
   Accrued expenses.......................   (716,000) (2,066,000) (1,670,000)
                                           ----------  ----------  ----------
                                           $1,920,000  $2,232,000  $ (474,000)
                                           ==========  ==========  ==========

4. NET INCOME PER COMMON SHARE

  The Company has 100 shares of Common Stock outstanding, all of which are owned by DTI. Effective with the Distribution discussed in Note 1(a), stockholders of DTI would receive one share of the common stock of the Company for each four shares of common stock held of DTI. Accordingly, the net income per common share was calculated by dividing net income by the sum of the weighted average number of shares of common stock plus common equivalent shares of DTI. Common equivalent shares are calculated using the treasury stock method and considered outstanding for all periods presented. Fully diluted net income per common share has not been separately presented, as the amounts would not be materially different from net income per share.

5. STOCK OPTION PLANS

  (a) 1996 Stock Option Plan

  Effective with the Distribution, the Company will adopt the 1996 Stock Option Plan (the "1996 Stock Option Plan") for its key employees, directors, and others, which permits the grant of stock options as approved by the Company's Board of Directors. 500,000 shares of common stock have been reserved for issuance under the 1996 Stock Option Plan. Options granted pursuant to the 1996 Stock Option Plan may, at the discretion of the Board, be incentive stock options as defined by the Internal Revenue Code. Subject to the provisions of the 1996 Stock Option Plan, options granted are at a price as specified by the Board. The Board will determine when the options will vest and expire, but in no event will the option period exceed ten years.

  Employees of the Company currently participate in DTI's incentive plans. DTI currently maintains and has outstanding options under its 1992 Key Employee Incentive Plan and its 1982 Key Employee Incentive Plan

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

(collectively the "Incentive Plans"). Each current holder of an option to purchase shares of DTI Stock outstanding under the Incentive Plans (an "Old DTI Option") will have the exercise price of such Old DTI Options adjusted to give effect to the Distribution (as so adjusted, a "New DTI Option") and will receive a new option for one quarter of the number of shares of such holder's Old DTI Option to purchase Common Stock, at an exercise price proportionate to the exercise price of such holder's Old DTI Option, under the Replacement Plan (a "Company Option"). Each New DTI Option and each Company Option will have substantially the same terms, including expiration dates and vesting provisions, as the Old DTI Options, except for exercise prices. The exercise prices of the New DTI Options and Company Options will be determined consistent with the intention that New DTI Options issued to DTI employees and Company Options issued to Company employees in respect of Old DTI Options that qualified as Incentive Options will continue to qualify as Incentive Options.



  Subject to certain conditions, employees of the Company and DTI will be paid an amount in cash intended to compensate them for the loss of incentive stock option treatment under the Code with respect to options they hold in the company which is not their employer following the Distribution. Such amount will be paid by the company which has issued the option, will be determined by such company in its discretion and will not exceed the value of the corresponding tax benefit to such company.

  (b) Replacement Stock Option Plan

  The Board of Directors shall adopt the Company's Replacement Stock Option Plan (the "Replacement Plan"), effective as of the Distribution Date. The Replacement Plan will provide for the issuance, effective immediately prior to the Distribution, of options to purchase shares of Common Stock (the "Replacement Options") to holders of options to purchase shares of DTI Stock that were granted under DTI's 1992 Key Employee Incentive Plan and its 1982 Key Employee Incentive Plan and are outstanding on the Distribution Date (the "DTI Options"), as part of an adjustment to the DTI Options. The number of shares subject to each Replacement Option, the exercise price therefor and the other terms and conditions of each Replacement Option shall be determined in accordance with the applicable provisions of the Distribution Agreement. It is intended that Replacement Options issued to employees of the Company ("Transferred Employees") in respect of DTI Options that qualify as Incentive Options shall qualify as Incentive Options pursuant to Section 424(a) of the Code. Replacement Options issued to persons other than Transferred Employees and Replacement Options issued to Transferred Employees in respect of DTI Options that do not qualify as Incentive Options will be Non-Qualified Options.

  The Replacement Plan shall be administered by the Board of Directors or by a stock option committee appointed by the Board of Directors. The Company has authorized the issuance of up to 275,000 shares of Common Stock under the Replacement Plan, which the Company expects to be sufficient to satisfy all purchase requirements under the Replacement Options.

6. EMPLOYEE STOCK PURCHASE PLAN

  Effective with the Distribution, the Company will establish an Employee Stock Purchase Plan (the "Stock Purchase Plan") which permits the eligible employees of the Company and its subsidiaries to purchase shares of the Company's common stock, at a discount, through regular monthly payroll deductions of up to 10% of their pre-tax gross salary. Subject to adjustment for stock splits, stock dividends and similar events, a maximum of 150,000 shares of common stock may be issued under the Stock Purchase Plan.

7. RETIREMENT PLAN

  The majority of the Company's employees have been eligible to participate in DTI's employee savings plan (the "Savings Plan") in compliance with Section 401(k) of the Internal Revenue Code. The Company will

                DATA TRANSLATION II, INC. AND SUBSIDIARIES establish a plan similar to the Savings Plan following the Distribution. The Savings Plan provides for annual Company contributions of up to 15% of the first 6% of total salary per participant. These contributions vest incrementally over a five-year period. Contributions to the Savings Plan charged to operations with respect to Company's employees were $63,000, $0, $28,000, $11,000 and $32,000 in 1993, 1994 and 1995 and the nine months ended
August 31, 1995 and 1996, respectively.

  The Company does not provide postretirement benefits to any employees as defined under SFAS No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions.

8. BANK FACILITIES

  The Company's United Kingdom subsidiary, Data Translation Ltd., has a bank overdraft facility of approximately $150,000. The facility bears interest at the bank's base rate (5.75% at August 31, 1996) plus 1.75%. No amounts were outstanding at November 30, 1994 and August 31, 1996. Approximately $39,000 was outstanding at November 30, 1995.

9. COMMITMENTS AND CONTINGENCIES

 (a) Intercompany Agreements

  (I) DISTRIBUTION AGREEMENT

  As discussed in Note 1, the Distribution Agreement will provide for indemnification of DTI by the Company in a manner designed to place financial responsibility with the Company for specified liabilities arising out of the Contributed Businesses, including such liabilities prior to the Distribution. DTI will indemnify the Company for liabilities arising out of the Retained Business both prior to and after the Distribution.

  The Distribution Agreement will contain certain provisions relating to employee compensation and benefits and the treatment of options to purchase DTI Stock held by both employees of DTI who will become employees of the Company and employees of DTI who will remain employees of DTI. The Distribution Agreement will provide for the establishment by the Company of a stock option plan, an employee stock purchase plan and retirement and savings plan similar to those maintained by DTI, and the transfer of certain assets and liabilities relating to the Company's employees from the DTI plans to the Company's plans. The Distribution Agreement also will provide for the establishment by the Company of employee welfare plans similar to those maintained by DTI.

  The Distribution Agreement also will provide for a tax sharing arrangement between the Company and DTI. Pursuant to such agreement, DTI will be solely responsible for any tax liabilities relating to periods prior to the Distribution Date, and is entitled to any tax refunds relating to such periods. After the Distribution Date, each of the Company and DTI will be responsible for tax liabilities relating to their respective operations.

  With respect to any liability relating to the Distribution being deemed a taxable transaction, DTI will be responsible for 75% of any such liability and the Company will be responsible for 25% of any such liability; provided, however, that if the Distribution is deemed a taxable transaction as a result of certain actions taken, caused by or within the control of either DTI or the Company, such party shall be solely responsible for the resulting tax liability.

  (II) INTELLECTUAL PROPERTY AGREEMENT

  On or prior to the Distribution Date, the Company and DTI will enter into an Intellectual Property Agreement, pursuant to which DTI will assign to the Company those trademarks, trade secrets, know-how, patents and patent applications that are used exclusively or primarily in the Contributed Businesses. DTI will retain the trademarks, trade secrets, know-how, patents and patent applications that are used exclusively or primarily in the Retained Business.

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

  The Intellectual Property Agreement will further provide for royalty-free perpetual cross-licenses to each of DTI and the Company, as the case may be, for all technologies covered by existing patents and patent applications held by DTI and the company, respectively. The parties will also cross-license to each other technologies under patents issued pursuant to applications made in the two year period following the Distribution. The parties may not sell or sublicense technology to which they are the licensee; rather they may only use such technology in their own products. The cross-licensed technology may only be transferred by the licensee in connection with a sale of the licensee's business as a going concern. The cross-licenses provide for termination upon a change in control with respect to patents issued pursuant to applications made after August 31, 1996, although the licensee may continue to use such patents in products already being shipped or which are substantially near completion of development.

  The parties will also cross-license each other under trade secrets and know-how. Like the patent cross-licenses, these licenses will be royalty-free and only transferable in the event of a sale of the business as a going concern.

  All employees of each company will sign non-disclosure agreements which acknowledge non-disclosure obligations with respect to the other company.

  (III) CORPORATE SERVICES AND USE AND OCCUPANCY AGREEMENTS

  Effective as of the Distribution Date, the Company and DTI will have corporate services and use and occupancy agreements under which the Company will provide DTI with certain facilities, equipment and administrative services including purchasing support, material planning, mail, shipping and receiving, invoicing, document control, second shift supervision, environmental screening and other services as required. DTI will pay the Company in accordance with predetermined rates and fees as mutually agreed upon.

  Management believes that the rates and fees charged by the Company are reasonable and that such fees are representative of the expenses DTI would have incurred on a stand-alone basis. The corporate services agreement shall remain in effect until the earlier of the discontinuance or termination of all services to be provided or December 31, 1997. The Use and Occupancy Agreement shall remain in effect until April 30, 1997.

  Prior to the corporate services agreement, related expenses were allocated based on estimated time spent relating directly to the Company's activities. Management believes these allocations are reasonable. Allocated expenses under these agreements totaled $4,007,000, $3,567,000, $2,545,000, $1,918,000 and
$3,022,000 in fiscal years 1993, 1994, and 1995 and for the nine months ended August 31, 1995 and 1996, respectively.

 (b) Contingencies

  From time to time, the Company is involved in other disputes and/or litigation encountered in its normal course of business. The Company does not believe that the ultimate impact of the resolution of such other outstanding matters will have a material effect on the Company's financial condition or results of operations.

 (c) Lease Commitments

  The Company has operating lease agreements expiring December 1, 1999 for a building and property owned by a related party trust. The agreements provide for aggregate minimum annual rental payments plus other expenses of the lessor on a net basis. Total rental expense charged to operations on these leases included in the accompanying consolidated statements of operations was approximately $874,000, $732,000, $633,000, $475,000 and $410,000 for each of the years ended November 30, 1993, 1994, and 1995 and the nine months ended August 31, 1995 and 1996, respectively.

  In addition, the Company leases sales facilities and equipment under leases expiring through 2000. Rent expense under these agreements totaled $237,000, $229,000, $425,000, $233,000, and $192,000 in the years ended November 30,
1993, 1994, and 1995 and the nine months ended August 31, 1995 and 1996, respectively. Future minimum lease payments under all operating leases are as follows:

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

      FISCAL YEARS ENDED NOVEMBER 30,                                  AMOUNT
      -------------------------------                                ----------
      1996.......................................................... $  453,000
      1997..........................................................  1,897,000
      1998..........................................................  1,316,000
      1999..........................................................  1,283,000
      2000..........................................................    130,000
      Thereafter....................................................      3,000
                                                                     ----------
      Total minimum lease payments.................................. $5,082,000
                                                                     ==========

10. INCOME TAXES

  The income tax provision in the accompanying consolidated statements of operations has been calculated on a separate tax return basis. Prior to the spin-off to the stockholders as discussed in Note 1(a), the Company filed its tax return as part of a consolidated group with DTI. The consolidated group did not have any net tax requirements during any of the periods presented due to the utilization of net operating losses of its other entities. Thus, the offsetting charge for the income tax provision has been included as an element of the "Investment by DTI" in the accompanying consolidated statements of stockholder's investment. The financial information included herein may not necessarily reflect the consolidated results of operations of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  The Company has accounted for income taxes in accordance with the provisions of SFAS No. 109. The approximate tax effect of each type of temporary difference is summarized as follows:

                                                   NOVEMBER 30,
                                                 ------------------  AUGUST 31,
                                                   1994      1995       1996
                                                 --------  --------  ----------
   Depreciation................................. $304,000  $387,000  $ 449,000
   Nondeductible reserves and accruals..........  385,000   568,000    365,000
   Capitalized software development costs.......  (47,000)  (43,000)  (120,000)
                                                 --------  --------  ---------
                                                  642,000   912,000    694,000
   Less--Valuation Allowance....................  642,000   912,000    694,000
                                                 --------  --------  ---------
                                                 $    --   $    --   $     --
                                                 ========  ========  =========

  Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future income tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

  The income tax provision (benefit) shown in the accompanying consolidated statements of operations comprise the following:

                                             NOVEMBER 30,
                                     ------------------------------  AUGUST 31,
                                       1993       1994      1995        1996
                                     ---------  --------  ---------  ----------
   Federal:
     Current........................ $ 565,000  $693,000  $ 920,000  $(435,000)
     Deferred.......................  (249,000)  (27,000)  (209,000)   169,000
   State:
     Current........................   164,000   202,000    268,000   (125,000)
     Deferred.......................   (73,000)   (8,000)   (61,000)    49,000
   Foreign--Current (benefit).......  (332,000)  (62,000)    48,000    (32,000)
                                     ---------  --------  ---------  ---------
                                     $  75,000  $798,000  $ 966,000  $(374,000)
                                     =========  ========  =========  =========

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

11. GEOGRAPHIC INFORMATION

  Operations in various geographic areas for the three years ended November 30, 1995 and nine months ended August 31, 1996 are summarized as follows:

                          UNITED STATES    EUROPE    ELIMINATIONS  CONSOLIDATED
                          -------------  ----------  ------------  ------------
FISCAL 1993
Sales to unaffiliated
 customers(1)...........  $ 18,689,000   $5,044,000  $       --    $23,733,000
Sales or transfers be-
 tween geographic
 areas..................     2,672,000          --    (2,672,000)          --
                          ------------   ----------  -----------   -----------
Total net sales.........  $ 21,361,000   $5,044,000  $(2,672,000)  $23,733,000
                          ------------   ----------  -----------   -----------
Income (loss) before
 provision for income
 taxes..................  $    837,000   $ (730,000) $    89,000   $   196,000
                          ============   ==========  ===========   ===========
Identifiable assets from
 continuing opera-
 tions(2)...............  $  6,502,000   $1,333,000  $(1,751,000)  $ 6,084,000
                          ============   ==========  ===========   ===========
FISCAL 1994
Sales to unaffiliated
 customers(1)...........  $ 18,272,000   $4,168,000  $       --    $22,440,000
Sales or transfers be-
 tween geographic
 areas..................     2,104,000          --    (2,104,000)          --
                          ------------   ----------  -----------   -----------
Total net sales.........  $ 20,376,000   $4,168,000  $(2,104,000)  $22,440,000
                          ------------   ----------  -----------   -----------
Income (loss) before
 provision for income
 taxes..................  $  2,185,000   $ (154,000) $   (61,000)  $ 1,970,000
                          ============   ==========  ===========   ===========
Identifiable assets from
 continuing opera-
 tions(2)...............  $  5,751,000   $1,418,000  $(1,320,000)  $ 5,849,000
                          ============   ==========  ===========   ===========
FISCAL 1995
Sales to unaffiliated
 customers(1)...........  $ 17,692,000   $4,134,000  $       --    $21,826,000
Sales or transfers be-
 tween geographic
 areas..................     1,919,000          --    (1,919,000)          --
                          ------------   ----------  -----------   -----------
Total net sales.........  $ 19,611,000   $4,134,000  $(1,919,000)  $21,826,000
                          ------------   ----------  -----------   -----------
Income before provision
 for income taxes.......  $  2,275,000   $  120,000  $     7,000   $ 2,402,000
                          ============   ==========  ===========   ===========
Identifiable assets from
 continuing opera-
 tions(2)...............  $  7,004,000   $1,557,000  $(1,456,000)  $ 7,105,000
                          ============   ==========  ===========   ===========
FISCAL 1996 (THROUGH AU-
 GUST 31, 1996)
Sales to unaffiliated
 customers(1)...........  $ 12,939,000   $2,919,000  $       --    $15,858,000
Sales or transfers be-
 tween geographic
 areas..................     1,500,000          --    (1,500,000)          --
                          ------------   ----------  -----------   -----------
Total net sales.........  $ 14,439,000   $2,919,000  $(1,500,000)  $15,858,000
                          ------------   ----------  -----------   -----------
Income (loss) before
 provision for income
 taxes..................  $ (1,066,000)  $  (81,000) $   213,000   $  (934,000)
                          ============   ==========  ===========   ===========
Identifiable assets from
 continuing opera-
 tions(2)...............  $  7,650,000   $  909,000  $(1,157,000)  $ 7,402,000
                          ============   ==========  ===========   ===========

--------

(1) Foreign sales from the United States to unaffiliated customers for the years ended November 30, 1993, 1994 and 1995 and the nine months ended August 31, 1996 were approximately $3,511,000, $3,547,000, $3,748,000 and
    $2,690,000, respectively.

(2) Excludes net assets (liabilities) of discontinued operations of $2,270,000, $1,920,000, $2,232,000, and $(474,000) as of November 30,
    1993, 1994, and 1995 and August 31, 1996, respectively.

                DATA TRANSLATION II, INC. AND SUBSIDIARIES

12. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                   NOVEMBER 30,
                                               --------------------- AUGUST 31,
                                                  1994       1995       1996
                                               ---------- ---------- ----------
   Payroll and related taxes.................. $  428,000 $  551,000 $  495,000
   Bonuses and commissions....................     50,000     15,000    341,000
   Accrued inventory..........................    111,000     69,000    105,000
   Other......................................  1,017,000  1,677,000    535,000
                                               ---------- ---------- ----------
                                               $1,606,000 $2,312,000 $1,476,000
                                               ========== ========== ==========

13. VALUATION AND QUALIFYING ACCOUNTS

  The following table sets forth activity in the Company's accounts receivable reserve account:

                                        BEGINNING COST AND              END OF
              BALANCE AT                 OF YEAR  EXPENSE   DEDUCTIONS  PERIOD
              ----------                --------- --------  ---------- --------
For the Year Ended November 30, 1993..  $273,000  $148,000   $174,000  $247,000
For the Year Ended November 30, 1994..  $247,000  $172,000   $181,000  $238,000
For the Year Ended November 30, 1995..  $238,000  $(46,000)  $ 36,000  $156,000
For the Nine Months Ended August 31,
 1996.................................  $156,000  $(55,000)  $ 25,000  $ 76,000

             II. INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

  The Registrant has issued no securities other than shares of its common stock issued to Data Translation in September, 1996. Such issuance did not involve an underwriter, and no discount or commission was paid in connection therewith. The Registrant relied on the exemption contained in Section 4(2) of the Securities Act of 1933, as amended.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

  None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

  Schedules for which provision is made in the applicable regulations of the Securities and Exchange Commission have been omitted because the information is disclosed in the financial statements or because such schedules are not required or are not applicable. See Index to Consolidated Financial Statements.

  (b) Exhibits

    3.1   Certificate of Incorporation of Registrant
    3.2   By-laws of Registrant
    4.1   Specimen Stock Certificate of Common Stock (See also Exhibits 3.1 and
           3.2)
   10.1   Form of Distribution Agreement between Data Translation, Inc. and
           Data Translation II, Inc.
   10.2   Form of Intellectual Property Agreement between Data Translation,
           Inc. and Data Translation II, Inc.
   10.3   Form of Corporate Services Agreement between Data Translation, Inc.
           and Data Translation II, Inc.
   10.4   Form of Use and Occupancy Agreement between Data Translation, Inc.
           and Data Translation II, Inc.
   10.5   Lease dated December 1, 1979, as amended, for Locke Drive with Nason
           Hill Trust
   10.6   Form of 1996 Stock Option Plan
   10.7   Form of Employee Stock Purchase Plan
   10.8   Form of Replacement Stock Option Plan
   10.9*  Software Bundling Master License Agreement
   10.10* Distribution Agreement dated June 26, 1996 by and between Data
           Translation, Inc. and DS Datenverarbeitung und Sensortechnik GmbH
   21     List of Subsidiaries of the Registrant as of the Distribution Date
   99.1   Information Statement of Data Translation II, Inc. (included as Part
           I of this Registration Statement)
   99.2   Consents of Persons Named to Become Directors

--------

* Certain portions have been omitted and filed separately with the Securities and Exchange Commission

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                          Data Translation II, Inc.


                                          By:   /s/ Alfred A. Molinari, Jr.
                                             ----------------------------------
                                             ALFRED A. MOLINARI, JR., PRESIDENT

Date: November 14, 1996

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
  3.1    Certificate of Incorporation of Registrant
  3.2    By-laws of Registrant
  4.1    Specimen Stock Certificate of Common Stock (See also Exhibits 3.1 and
          3.2)
 10.1    Form of Distribution Agreement between Data Translation, Inc. and Data
          Translation II, Inc.
 10.2    Form of Intellectual Property Agreement between Data Translation, Inc.
          and Data Translation II, Inc.
 10.3    Form of Corporate Services Agreement between Data Translation, Inc.
          and Data Translation II, Inc.
 10.4    Form of Use and Occupancy Agreement between Data Translation, Inc. and
          Data Translation II, Inc.
 10.5    Lease dated December 1, 1979, as amended, for Locke Drive with Nason
          Hill Trust
 10.6    Form of 1996 Stock Option Plan
 10.7    Form of Employee Stock Purchase Plan
 10.8    Form of Replacement Stock Option Plan
 10.9*   Software Bundling Master License Agreement
 10.10*  Distribution Agreement dated June 26, 1996 by and between Data
          Translation, Inc. and DS Datenverarbeitung und Sensortechnik GmbH
 21      List of Subsidiaries of the Registrant as of the Distribution Date
 99.1    Information Statement of Data Translation II, Inc. (included as Part I of this Registration Statement)
 99.2    Consents of Persons Named to Become Directors

--------

*Certain portions have been omitted and filed separately with the Securities and Exchange Commission